EXHIBIT 99.6
PART II

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Financial statements and supplementary data required by this Item 8 are set forth at the pages indicated in Item 15(a), including exhibits, of Part IV of this report, incorporated herein by reference.

PART IV

ITEM 15.EXHIBITS, FINANCIAL STATEMENT SCHEDULES.

(a)	Financial Statements.

See the index to consolidated financial statements set forth on page F-1.

(b)	Financial Statement Schedules

Schedule II    Valuation and Qualifying Accounts

All other financial statement schedules are not required or are included in the consolidated financial statements.

1

NORTEK, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page No.
Consolidated Statements of Operations for the Successor years ended December 31, 2011 and 2010, the Successor period from December 20, 2009 to December 31, 2009 and the Predecessor period from January 1, 2009 to December 19, 2009
F- 2
Consolidated Statements of Comprehensive Income (Loss) for the Successor years ended December 31, 2011 and 2010, the Successor period from December 20, 2009 to December 31, 2009 and the Predecessor period from January 1, 2009 to December 19, 2009
F- 3
Successor Consolidated Balance Sheets as of December 31, 2011 and 2010	F- 4
Consolidated Statements of Cash Flows for the Successor years ended December 31, 2011 and 2010, the Successor period from December 20, 2009 to December 31, 2009 and the Predecessor period from January 1, 2009 to December 19, 2009
F- 6
Consolidated Statements of Stockholders’ Investment (Deficit) for the Successor years ended December 31, 2011 and 2010, the Successor period from December 20, 2009 to December 31, 2009 and the Predecessor period from January 1, 2009 to December 19, 2009
F- 8
Notes to the Consolidated Financial Statements	F- 12
Report of Independent Registered Public Accounting Firm	F- 78

NORTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Successor			Predecessor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -	Jan. 1, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009	Dec. 19, 2009
	(Amounts in millions, except shares and per share data)

Net Sales	$2,140.5	$1,899.3	$44.0	$1,763.9

Costs and Expenses:
Cost of products sold	1,567.8	1,391.8	35.2	1,266.0
Selling, general and administrative expense, net	464.8	399.9	8.5	372.6
Pre-petition reorganization items (Note 3)	—	—	—	22.5
Goodwill impairment charge (Note 4)	—	—	—	284.0
Amortization of intangible assets	44.8	37.0	1.5	22.2
	2,077.4	1,828.7	45.2	1,967.3
Operating earnings (loss)	63.1	70.6	(1.2)	(203.4)
Interest expense (contractual interest expense was approximately $145.9 million for the Predecessor period from January 1, 2009 to December 19, 2009, see Note 3)	(105.6)	(95.7)	(3.6)	(135.6)
Loss from debt retirement (Note 8)	(33.8)	—	—	—
Investment income	0.1	0.1	—	0.2
Loss before gain on reorganization items, net	(76.2)	(25.0)	(4.8)	(338.8)
Gain on reorganization items, net (Note 3)	—	—	—	619.1
(Loss) earnings before (benefit) provision for income taxes	(76.2)	(25.0)	(4.8)	280.3
(Benefit) provision for income taxes	(20.3)	(11.6)	(1.4)	85.0
Net (loss) earnings	$(55.9)	$(13.4)	$(3.4)	$195.3

Basic (Loss) Earnings per share	$(3.70)	$(0.89)	$(0.23)	$65,100.00

Diluted (Loss) Earnings per share	$(3.70)	$(0.89)	$(0.23)	$65,100.00

Weighted Average Common Shares:
Basic	15,122,976	15,000,000	15,000,000	3,000
Diluted	15,122,976	15,000,000	15,000,000	3,000

The accompanying notes are an integral part of these consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	Successor			Predecessor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -	Jan. 1, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009	Dec. 19, 2009
	(Amounts in millions)

Net (loss) earnings	$(55.9)	$(13.4)	$(3.4)	$195.3
Other comprehensive (loss) income, net of tax:
Currency translation adjustment	$(1.6)	$1.6	$0.7	$8.0
Pension liability adjustment, net of a tax benefit of approximately $10.1 million, a tax benefit of approximately $0.9 million, a tax provision of approximately $0.3 million, and a tax provision of approximately $1.8 million, respectively	$(20.0)	$(2.3)	$0.8	$4.8

Comprehensive (loss) income	$(77.5)	$(14.1)	$(1.9)	$208.1

The accompanying notes are an integral part of these consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	Successor
	December 31,
	2011	2010
	(Amounts in millions)
Assets
Current Assets:
Unrestricted cash and cash equivalents	$58.2	$57.7
Restricted cash	0.1	0.1
Accounts receivable, less allowances of $5.2 million and $4.9 million, respectively	273.9	280.8
Inventories:
Raw materials	90.9	92.9
Work in process	31.2	24.3
Finished goods	182.1	196.3
	304.2	313.5
Prepaid expenses	22.0	15.9
Other current assets	13.5	13.8
Tax refunds receivable	10.1	18.5
Prepaid income taxes	38.7	16.9
Total current assets	720.7	717.2

Property and Equipment, at Cost:
Land	18.0	18.2
Buildings and improvements	76.8	76.0
Machinery and equipment	198.0	185.4
	292.8	279.6
Less accumulated depreciation	81.6	44.1
Total property and equipment, net	211.2	235.5

Other Assets:
Goodwill	308.1	294.6
Intangible assets, less accumulated amortization of $83.0 million and $38.2 million, respectively	659.2	695.0
Deferred debt expense	20.2	12.2
Restricted investments and marketable securities	2.2	2.4
Other assets	20.8	16.7
	1,010.5	1,020.9
Total Assets	$1,942.4	$1,973.6

The accompanying notes are an integral part of these consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Continued)

	Successor
	December 31,
	2011	2010
	(Amounts in millions, except shares data)
Liabilities and Stockholders' Investment

Current Liabilities:
Notes payable and other short-term obligations	$1.3	$8.6
Current maturities of long-term debt	32.1	7.7
Long-term debt (Note 8)	—	1.5
Accounts payable	160.8	175.7
Accrued expenses and taxes, net	209.0	193.2
Total current liabilities	403.2	386.7

Other Liabilities:
Deferred income taxes	137.4	152.7
Other	210.3	173.6
	347.7	326.3

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	1,111.1	1,101.8

Commitments and Contingencies (Note 11)

Stockholders' Investment:
Preferred stock, $0.01 par value, 10,000,000 authorized shares; none issued and outstanding at December 31, 2011 and 2010	—	—
Common stock, $0.01 par value, 90,000,000 authorized shares; 15,204,189 shares issued and 15,000,000 shares issued and outstanding at December 31, 2011 and 2010, respectively	0.1	0.1
Additional paid-in capital	176.9	174.7
Accumulated deficit	(72.7)	(16.8)
Accumulated other comprehensive (loss) income	(20.8)	0.8
Less: Treasury stock at cost, 74,950 shares at December 31, 2011	(3.1)	—
Total stockholders' investment	80.4	158.8
Total Liabilities and Stockholders' Investment	$1,942.4	$1,973.6

The accompanying notes are an integral part of these consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Successor			Predecessor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -	Jan. 1, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009	Dec. 19, 2009
	(Amounts in millions)

Cash flows from operating activities:
Net (loss) earnings	$(55.9)	$(13.4)	$(3.4)	$195.3
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization expense	93.9	91.7	6.2	57.7
Non-cash interest expense, net	6.0	2.1	—	45.5
Gain on settlement of liabilities subject to compromise	—	—	—	(539.9)
Elimination of Predecessor deferred debt expense and debt discount	—	—	—	42.6
Non-cash fresh-start accounting adjustments	—	—	—	(131.0)
Non-cash goodwill impairment charge	—	—	—	284.0
Non-cash write-down of foreign subsidiaries	—	—	—	2.8
Loss from debt retirement	33.8	—	—	—
Non-cash share-based compensation expense	1.7	2.8	—	0.1
Loss (gain) on sale of property and equipment	1.0	(0.2)	—	—
Deferred federal income tax (benefit) provision	(20.8)	(18.8)	(1.3)	65.2
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable, net	7.5	(9.6)	13.4	(0.4)
Inventories	1.8	(23.4)	5.6	44.9
Prepaid and other current assets	(7.1)	2.8	3.9	(13.5)
Accounts payable	(15.8)	22.5	(13.1)	(12.5)
Accrued expenses and taxes	32.7	(4.0)	(3.7)	(14.0)
Long-term assets, liabilities and other, net	2.1	(5.6)	(0.8)	(5.4)
Total adjustments to net (loss) earnings	136.8	60.3	10.2	(173.9)
Net cash provided by operating activities	$80.9	$46.9	$6.8	$21.4

The accompanying notes are an integral part of these consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(Continued)

	Successor			Predecessor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -	Jan. 1, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009	Dec. 19, 2009
	(Amounts in millions)

Cash flows used in investing activities:
Capital expenditures	$(21.1)	$(19.8)	$(0.5)	$(17.9)
Net cash paid for businesses acquired	(30.9)	(285.2)	—	(14.1)
Investment in joint venture	(5.3)	—	—	—
Proceeds from the sale of property and equipment	1.3	0.4	—	2.2
Change in restricted cash and investments	0.2	1.2	0.6	(1.2)
Other, net	0.1	—	(0.2)	(2.9)
Net cash used in investing activities	$(55.7)	$(303.4)	$(0.1)	$(33.9)

Cash flows (used in) from financing activities:
Increase in borrowings	$82.8	$133.1	$0.3	$64.7
Payment of borrowings	(140.3)	(149.1)	(4.1)	(143.8)
Sale of the 8.5% Senior Notes due 2021	500.0	—	—	—
Net proceeds from borrowings under the Term Loan Facility	348.2	—	—	—
Redemption of the 11% Senior Secured Notes due 2013	(753.3)	—	—	—
Net proceeds from the sale of the 10% Senior Unsecured Notes due 2018	—	250.0	—	—
Fees paid in connection with debt facilities	(59.6)	(9.5)	—	(4.1)
Payment of minimum withholding taxes in connection with vesting of restricted stock	(2.7)	—	—	—
Other, net	0.2	0.1	—	0.2
Net cash (used in) provided by financing activities	(24.7)	224.6	(3.8)	(83.0)
Net change in unrestricted cash and cash equivalents	0.5	(31.9)	2.9	(95.5)
Unrestricted cash and cash equivalents at the beginning of the period	57.7	89.6	86.7	182.2
Unrestricted cash and cash equivalents at the end of the period	$58.2	$57.7	$89.6	$86.7

The accompanying notes are an integral part of these consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ INVESTMENT
For the Year Ended December 31, 2011

	Successor
	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock
	(Amounts in millions)
Balance, December 31, 2010	$0.1	$174.7	$(16.8)	$0.8	$—
Net loss	—	—	(55.9)	—	—
Other comprehensive loss:
Currency translation adjustment	—	—	—	(1.6)	—
Pension liability adjustment, net of a tax benefit of approximately $10.1 million	—	—	—	(20.0)	—

175,261 shares of common stock issued upon vesting of restricted stock	—	—	—	—	—
28,928 shares of common stock issued upon exercise of stock options	—	0.5	—	—	—
74,950 shares of treasury stock acquired	—	—	—	—	(3.1)
Share-based compensation expense	—	1.7	—	—	—
Balance, December 31, 2011	$0.1	$176.9	$(72.7)	$(20.8)	$(3.1)

The accompanying notes are an integral part of these consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ INVESTMENT
For the Year Ended December 31, 2010

	Successor
	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)
	(Amounts in millions)
Balance, December 31, 2009	$0.1	$171.9	$(3.4)	$1.5
Net loss	—	—	(13.4)	—
Other comprehensive income (loss):
Currency translation adjustment	—	—	—	1.6
Pension liability adjustment, net of a tax benefit of $0.9 million	—	—	—	(2.3)

Share-based compensation expense	—	2.8	—	—
Balance, December 31, 2010	$0.1	$174.7	$(16.8)	$0.8

The accompanying notes are an integral part of these consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ INVESTMENT
For the Period from December 20, 2009 to December 31, 2009

	Successor
	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income
	(Amounts in millions)
Balance, December 20, 2009	$0.1	$171.9	$—	$—
Net loss	—	—	(3.4)	—
Other comprehensive income:
Currency translation adjustment	—	—	—	0.7
Pension liability adjustment, net of tax provision of $0.3 million	—	—	—	0.8

Balance, December 31, 2009	$0.1	$171.9	$(3.4)	$1.5

The accompanying notes are an integral part of these consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ INVESTMENT (DEFICIT)
For the Period from January 1, 2009 to December 19, 2009

	Common Stock	Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive (Loss) Income
	(Amounts in millions)
Balance, December 31, 2008 — Predecessor	$—	$416.7	$(612.1)	$(24.4)
Net earnings	—	—	195.3	—
Other comprehensive income:
Currency translation adjustment	—	—	—	8.0
Pension liability adjustment, net of tax provision of $1.8 million	—	—	—	4.8

Share-based compensation expense	—	0.1	—	—
Elimination of historical equity	—	(416.8)	416.8	11.6
Balance, December 19, 2009 — Predecessor	—	—	—	—
Issuance of 15,000,000 shares of common stock in connection with the emergence from Chapter 11	0.1	171.9	—	—
Issuance of 789,474 warrants in connection with the emergence from Chapter 11	—	—	—	—
Balance, December 20, 2009 — Successor	$0.1	$171.9	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

1.	BASIS OF PRESENTATION

Nortek, Inc. (“Nortek”) and all of its wholly-owned subsidiaries, collectively the “Company”, is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. Operating within five reporting segments (see Note 12, “Segment Information and Concentration of Credit Risk”), the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market, and the personal and enterprise computer markets.

On December 17, 2009 (the “Effective Date”), the Company emerged from bankruptcy proceedings under Chapter 11 (“Chapter 11”) of the United States Bankruptcy Code (the “Bankruptcy Code”). In connection with the Company's emergence from bankruptcy, as discussed further in Note 2, “Reorganization under Chapter 11", the Company adopted fresh-start reporting pursuant to the provisions of Accounting Standards Codification (“ASC”) 852, “Reorganization” (“ASC 852”). The Company selected December 19, 2009 as the fresh-start reporting date since it was the closest fiscal week-end to the Effective Date of December 17, 2009 and the effect of using December 19, 2009, instead of December 17, 2009, was not material to the Company’s financial condition or results of operations for the periods presented. ASC 852 requires the implementation of fresh-start reporting if the reorganization value of the assets of the entity that emerges from Chapter 11 is less than the sum of the post-petition liabilities and allowed claims, and holders of voting shares immediately before confirmation of the plan of reorganization receive less than 50 percent of the voting shares of the emerging entity. Under fresh-start reporting, a new reporting entity is deemed to be created and the assets and liabilities of the entity are reflected at their fair values.

Accordingly, the consolidated financial statements for the reporting entity subsequent to emergence from Chapter 11 bankruptcy proceedings are not comparable to the consolidated financial statements for the reporting entity prior to emergence from Chapter 11 bankruptcy proceedings. References to the “Successor” refer to the Company subsequent to the fresh-start reporting date and references to the “Predecessor” refer to the Company prior to the fresh-start reporting date.

In addition, ASC 852 requires that financial statements, for periods including and subsequent to a Chapter 11 bankruptcy filing, distinguish between transactions and events that are directly associated with the reorganization proceedings and transactions and events associated with the ongoing operations of the business, as well as additional disclosures. Effective October 21, 2009, expenses, gains and losses directly associated with the reorganization proceedings are reported as gain on reorganization items, net in the accompanying consolidated statement of operations for the Predecessor period from January 1, 2009 to December 19, 2009. The “Company,” when used in reference to the period subsequent to emergence from Chapter 11 bankruptcy proceedings, refers to the Successor, and when used in reference to periods prior to emergence from Chapter 11 bankruptcy proceedings, refers to the Predecessor. In addition, results for the period from December 20, 2009 to December 31, 2009 are referred to as the “2009 Successor Period”, and results for the period from January 1, 2009 to December 19, 2009 are referred to as the “2009 Predecessor Period”. For further information regarding the Company’s filing under and emergence from Chapter 11 bankruptcy proceedings and the adoption of fresh-start accounting, see Note 2, “Reorganization Under Chapter 11”, and Note 3, “Fresh-Start Accounting”.

The accompanying Successor and Predecessor consolidated financial statements reflect the financial position, results of operations and cash flows of Nortek and all of its wholly-owned subsidiaries after elimination of intercompany accounts and transactions. Certain amounts in the prior years’ consolidated financial statements have been reclassified to conform to the current year presentation.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

2.	REORGANIZATION UNDER CHAPTER 11

On December 17, 2009, the Company successfully emerged from bankruptcy as a reorganized company after voluntarily filing for bankruptcy on October 21, 2009 with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), pursuant to prepackaged plans of reorganization (the “Reorganization”). The purpose of the Reorganization was to reorganize the Company's capital structure while allowing it to continue to operate its business. The Reorganization was necessary because it was determined that the Company would be unable to operate its business and meet its debt obligations under its pre-Reorganization capital structure.

As a result of the Reorganization, approximately $1.3 billion of debt was eliminated. On December 29, 2009, the Bankruptcy Court closed the bankruptcy cases for Nortek’s subsidiaries and on March 31, 2010, closed the bankruptcy case for Nortek. On December 17, 2009 (the “Effective Date”), the Company emerged from bankruptcy as a reorganized company with a new capital structure as follows:

•
New 11% Senior Secured Notes due 2013. On the Effective Date, the Company issued a total principal amount of $753.3 million in 11% Senior Secured Notes due 2013 (the “11% Notes”) to the former holders of the Predecessor's 10% Senior Secured Notes due 2013 (the “Predecessor 10% Notes”). As discussed in Note 8, “Notes, Mortgage Notes and Obligations Payable”, during 2011, the Company redeemed the 11% Notes with the net proceeds from the 8.5% Senior Notes due 2021 and a new senior secured term loan.

•
New ABL Facility. On the Effective Date, the Company executed a $250.0 million asset-based revolving credit facility, which terminates in 2015, with a group of lenders. In March 2010, the asset-based revolving credit facility was increased to $300.0 million (the “ABL Facility”). See Note 8, “Notes, Mortgage Notes and Obligations Payable”.

•
Common Stock and Warrants. On the Effective Date, the Company issued 15,000,000 shares of common stock, par value $0.01 per share ("New Common Stock") and issued warrants that may be exercised for a period of five years to purchase 789,474 shares of common stock at an exercise price of $52.80 per share to the former holders of the Predecessor's 10% Notes, 8 1/2% Senior Subordinated Notes due 2014 (the “8 1/2% Notes”) and 9 7/8% Senior Subordinated Notes due 2011 (the “9 7/8% Notes”), and to the former holders of NTK Holdings, Inc.'s 10 3/4% Senior Discount Notes due 2014 and certain unsecured senior loans issued by NTK Holdings, including certain of our directors and executive officers.

•
Restricted Stock. On the Effective Date, the Company granted 710,731 shares of restricted common stock to certain of the Company's executive officers. These shares are eligible to vest in annual installments based upon the achievement of specified levels of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), as defined in the applicable award agreement, for each of our 2010, 2011, 2012 and 2013 fiscal years. See Note 9, “Share-Based Compensation”.

•
Options to Purchase Common Stock. On the Effective Date, the Company granted options to purchase 710,731 shares of common stock each at an exercise price of $17.50 per share. These stock options were issued to certain of the Company's executive officers and directors and vest at the rate of 20% on each anniversary of the grant date, beginning with the first anniversary of the grant date, with 100% vesting upon the fifth anniversary of the grant date, and, unless terminated earlier, expire on the tenth anniversary of the grant date. See Note 9, “Share-Based Compensation”.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Cancellation of Certain Pre-Petition Obligations

Under the Prepackaged Plans, the Company’s pre-petition equity and certain of its debt and other obligations were cancelled and extinguished, as follows:

•	The Predecessor’s common stock was extinguished, and no distributions were made to the Predecessor’s former shareholders;

•
The Predecessor’s 10% Notes, 8 1/2% Notes and 9 7/8% Notes were cancelled, and the indentures governing such debt securities were terminated (other than for purposes of allowing holders of each of the notes to receive distributions under the Prepackaged Plans and allowing the trustees to exercise certain rights);

•	The Predecessor’s pre-petition five-year $350.0 million senior secured asset-based revolving credit facility (the “Predecessor ABL Facility”) was paid in full and terminated; and

•	The Predecessor’s net intercompany accounts with its former parent entities were cancelled.

For further information regarding the resolution of the Company’s pre-petition liabilities in accordance with the Prepackaged Plans, see Note 3, “Fresh-Start Accounting — Liabilities Subject to Compromise”.

3.	FRESH-START ACCOUNTING

Reorganization Value

The Bankruptcy Court confirmed the Prepackaged Plans that included a range of enterprise values from $1.0 billion to $1.3 billion (the “Enterprise Value Range”) and a range of reorganized equity values from $172.0 million to $472.0 million (the “Equity Value Range”), as set forth in the disclosure statement relating to the Prepackaged Plans (the “Disclosure Statement”). The Enterprise Value Range was determined using a combination of three valuation methodologies, which included (i) comparable public company analysis, (ii) precedent transaction analysis and (iii) discounted cash flow analysis, to arrive at the overall Enterprise Value Range included in the Disclosure Statement. The Equity Value Range was determined by deducting the projected fair value of the Successor’s debt as of the Effective Date from the Enterprise Value Range to arrive at the overall Equity Value Range included in the Disclosure Statement.

The comparable public company analysis examined the value of comparable companies as a multiple of their key operating statistics and then applied a range of multiples to the projected 2009 and 2010 EBITDA of the Company, which were determined to be the most relevant operating statistics for analyzing the comparable companies. The range of multiples applied to 2009 EBITDA was 7.0x to 9.0x and for 2010 EBITDA was 6.0x to 8.0x. A key factor to the public company analysis was the selection of companies with relatively similar business and operational characteristics to the Company. The criteria for selecting comparable companies included, among other relevant characteristics, lines of business, key business drivers, growth prospects, maturity of businesses, market presence and brands, size and scale of operations.

The precedent transaction analysis estimated enterprise value by examining public merger and acquisition transactions that involved companies similar to Nortek. An analysis of the disclosed purchase price as a multiple of various operating statistics determined industry acquisition multiples for companies in similar lines of business to the Company. The transaction multiples were calculated based on the purchase price, including any debt assumed, paid to acquire companies that were comparable to the Company. The precedent transaction analysis used multiples based on the latest twelve months (“LTM”) EBITDA for analyzing the group of precedent transactions. The derived multiples were then applied to the Company’s LTM EBITDA to perform the precedent transaction analysis. The transaction multiples used ranged from 6.6x to 8.3x.

The discounted cash flow analysis discounted the expected future cash flows by a discount rate that was determined by estimating the average cost of debt and equity for the Company based upon the analysis of similar publicly traded companies. The discount rates used ranged from 13.0% to 15.0%. The discounted cash flow analysis included two components to the valuation. The first component was the calculation of the present value of the projected un-levered after-tax free cash flows for the years ending December 31, 2009 through December 31, 2014 and the second component was the present value of the terminal value of the cash flows, which was estimated by (i) assuming a perpetuity growth rate, which ranged from 2.0% to 4.0%, for the cash flows beyond the projection period or (ii) applying a terminal EBITDA multiple, which ranged from 6.0x

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

to 8.0x, to the final period cash flows.

The Enterprise Value Range and Equity Value Range submitted to the Bankruptcy Court in the Disclosure Statement on October 21, 2009 were based on a variety of estimates and assumptions, including the projections of both EBITDA and free cash flow for future periods, EBITDA multiples, discount rates and terminal growth rates, among others. The Company considered the estimates and assumptions used to be reasonable although they are inherently subject to uncertainty and a wide variety of significant business, economic and competitive risks beyond the Company’s control. In addition, had the Company used different estimates and assumptions, such different estimates and assumptions may have resulted in a material change to the Enterprise Value Range and the Equity Value Range. Accordingly, there can be no assurance that the estimates, assumptions and financial projections used to determine the Enterprise Value Range and the Equity Value Range will be realized and the actual results could be materially different.

The Company determined the reorganization value in accordance with fresh-start accounting under ASC 852 as follows:

(Amounts in millions)
Enterprise Value attributed to Nortek	$1,000.0
Plus: Estimated excess cash at Effective Date (excluding approximately $45.0 million used to repay the Predecessor ABL Facility at emergence)	61.2
Liabilities (excluding debt)	584.7
Reorganization value at Effective Date	1,645.9
Less: 11% Notes	(753.3)
ABL Facility	(90.0)
Subsidiary debt	(45.9)
Liabilities (excluding debt)	(584.7)
Equity Value of the New Common Stock	$172.0

Based on the general economic and market conditions in place as of the Effective Date and the above analysis, the Company determined that the low end of the Enterprise Value Range and Equity Value Range were the appropriate values to use in the determination of reorganization value. The Company used $45.0 million of available cash and $90.0 million borrowed under the ABL Facility to repay the Predecessor ABL Facility on the Effective Date. The Company estimated that an additional $61.2 million of excess cash would have been available for further debt reduction and therefore should be included in the determination of the reorganization value.

Adoption of Fresh-Start Accounting

Fresh-start accounting requires adjusting the historical net book value of assets and liabilities to fair value in accordance with ASC 805, “Business Combinations” (“ASC 805”). The Company’s estimates of fair value are inherently subject to significant uncertainties and contingencies beyond the Company’s reasonable control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially.

The excess of reorganization value over the fair value of tangible and identifiable intangible assets was recorded as goodwill. Liabilities existing as of the Effective Date, other than deferred taxes, were recorded at their estimated fair value. Deferred taxes were determined in conformity with applicable income tax accounting standards. Predecessor accumulated depreciation, accumulated amortization, retained deficit, common stock and accumulated other comprehensive loss were eliminated.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Adjustments recorded to the Predecessor balance sheet as of December 19, 2009 resulting from the consummation of the Prepackaged Plans, and the adoption of fresh-start accounting, are summarized below:

	Predecessor	Reorganization		Fresh Start	Successor
	Dec. 19, 2009	Adjustments(a)		Adjustments(h)	Dec. 20, 2009
ASSETS:	(Amounts in millions)
Current Assets:
Unrestricted cash and cash equivalents	$137.8	$(51.1)	(b)	$—	$86.7
Restricted cash	1.9	—		—	1.9
Accounts receivable, less allowances	262.3	—		—	262.3
Inventories	251.4	—		30.2	281.6
Prepaid expenses	18.6	—		—	18.6
Other current assets	16.1	—		—	16.1
Prepaid income taxes	10.4	—		15.2	25.6
Total current assets	698.5	(51.1)		45.4	692.8
Total property and equipment, net	191.8	—		53.4	245.2
Goodwill	531.3	—		(374.0)	157.3	(i)
Intangible assets, less accumulated amortization	112.7	—		425.3	538.0
Deferred debt expense	8.7	(4.6)	(b),(c)	—	4.1
Restricted investments and marketable securities	2.4	—		—	2.4
Other assets	6.1	—		—	6.1
	661.2	(4.6)		51.3	707.9
Total Assets	$1,551.5	$(55.7)		$150.1	$1,645.9
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) INVESTMENT:
Current Liabilities:
Notes payable and other short-term obligations	$152.3	$(135.0)	(b)	$—	$17.3
Current maturities of long-term debt	7.4	25.0	(b)	—	32.4
Long-term debt	4.1	—		—	4.1
Accounts payable	137.5	—		—	137.5
Accrued expenses and taxes, net	180.2	(2.0)	(b)	—	178.2
	481.5	(112.0)		—	369.5
Other Liabilities:
Deferred income taxes	27.9	—		86.2	114.1
Other long-term liabilities	148.3	—		6.6	154.9
	176.2	—		92.8	269.0
Notes, Mortgage Notes and Obligations
Payable, Less Current Maturities	19.6	818.3	(b),(d)	(2.5)	835.4
Liabilities subject to compromise	1,465.2	(1,465.2)	(d)	—	—
Stockholders’ (Deficit) Investment
Successor common stock	—	0.1	(d),(e)	—	0.1
Successor additional paid-in capital	—	171.9	(d),(e)	—	171.9
Predecessor common stock	—	—		—	—
Predecessor additional paid-in capital	416.8	(416.8)	(f)	—	—
Accumulated deficit	(996.2)	948.0	(g)	48.2	—
Accumulated other comprehensive (loss) income	(11.6)	—		11.6	—
Total stockholders’ (deficit) investment	(591.0)	703.2		59.8	172.0
Total Liabilities and Stockholders’
(Deficit) Investment	$1,551.5	$(55.7)		$150.1	$1,645.9

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

(a)
Represents amounts recorded as of the Effective Date for the consummation of the Prepackaged Plans, including the settlement of liabilities subject to compromise, the satisfaction of the Predecessor ABL Facility, the incurrence of new indebtedness, the issuance of the New Common Stock, and the cancellation of the Predecessor common stock.

(b)	This adjustment reflects the net cash payments recorded as of the Effective Date as follows:

(Amounts in millions)
Borrowings under the ABL Facility	$90.0
Less: Debt issuance costs	(4.1)
Net proceeds from the ABL Facility	85.9
Repayment of Predecessor ABL Facility, including principal and accrued interest	(137.0)
$(51.1)

Subsequent to December 19, 2009, the Company voluntarily repaid $25.0 million of outstanding borrowings under the ABL Facility and accordingly, has classified such amount as current in the December 19, 2009 Successor balance sheet.

(c)	Adjustments to deferred debt expense consist of the following:

(Amounts in millions)
Elimination of deferred debt expense related to the Predecessor ABL Facility	$(8.7)
Deferred debt expense related to the ABL Facility (see (b) above)	4.1
$(4.6)

(d)	This adjustment reflects the settlement of liabilities subject to compromise (see “Liabilities Subject to Compromise” below).

(Amounts in millions)
Settlement of liabilities subject to compromise (1)	$(1,465.2)
Issuance of the 11% Notes	753.3
Issuance of the New Common Stock (2)	172.0
Gain on settlement of liabilities subject to compromise	$(539.9)

1)	See “Liabilities Subject to Compromise” below for further details.

2)	See (g) below for a reconciliation of the reorganization value to the value of the New Common Stock (including additional paid in capital).

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

e)
A reconciliation of the reorganization value to the value of the New Common Stock (including additional paid in capital) as of the Effective Date, which is based on the low end of the Enterprise Value Range and Equity Value Range included in the Disclosure Statement, is as follows:

		(Amounts in millions)
Enterprise Value attributed to Nortek		$1,000.0
Plus:	Estimated excess cash at Effective Date (excluding approximately $45.0 million
	used to repay the Predecessor ABL Facility at emergence)	61.2
	Liabilities (excluding debt)	584.7
Reorganization value at Effective Date		1,645.9
Less:	11% Notes	(753.3)
	ABL Facility	(90.0)
	Subsidiary debt	(45.9)
	Liabilities (excluding debt)	(584.7)
Equity value of the New Common Stock		$172.0

f)	This adjustment reflects the cancellation of the Predecessor’s common stock.

g)	This adjustment reflects the cumulative impact of the reorganization adjustments discussed above:

(Amounts in millions)
Gain on settlement of liabilities subject to compromise	$539.9
Cancellation of Predecessor common stock (see (f) above)	416.8
Elimination of unamortized deferred debt expense (see (c) above)	(8.7)
$948.0

h)
Represents the adjustment of assets and liabilities to fair value, or other measurement as specified by ASC 805, in conjunction with the adoption of fresh-start accounting. Significant adjustments are summarized below:

(Amounts in millions)
Elimination of Predecessor goodwill	$(531.3)
Successor goodwill (see (i) below)	157.3
Elimination of Predecessor intangible assets	(112.7)
Successor intangible assets (1)	538.0
Inventory adjustment (2)	30.2
Property and equipment, net adjustment (3)	53.4
Other fair value adjustments, net (4)	0.4
Elimination of Predecessor accumulated other comprehensive loss (excluding deferred tax portion)	(4.3)
Pre-tax gain on fresh-start accounting adjustments	131.0
Tax provision related to fresh-start accounting adjustments (5)	(82.8)
Net gain on fresh-start accounting adjustments	$48.2

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

1)	Intangible assets — This adjustment reflects the fair value of intangible assets determined as of the Effective Date. Fair value amounts were estimated based, in part, on third party valuations.

In connection with the adoption of fresh-start accounting, intangible assets were recorded at their estimated fair value, which was based, in part, on third party valuations, as of December 19, 2009. Intangible assets consist principally of trademarks, developed technology (unpatented and patented), customer relationships, and other (which includes, among others, non-compete and supplier agreements and backlog). The value assigned to the Company's trademarks and developed technology was based on the relief from royalty method using estimated royalty rates that a willing buyer would pay for the use of the trademark or identified technology. The fair value was calculated by discounting future cash flows or royalties at the required rate of return to present value as of December 19, 2009. The value assigned to the Company's customer relationships was based on the multi-period excess earnings method which estimated the fair value of the asset by discounting future projected earnings of the asset to present value as of December 19, 2009. Key assumptions used in these valuation methods include: management's projections of revenues, expenses and cash flows for future years; an estimated weighted average cost of capital, depending on the reporting unit and nature of the asset, ranging from 12.3% to 17.2%; an internal rate of return, depending on the reporting unit and nature of the asset, ranging from 12.7% to 16.6%, an assumed discount rate, depending on the reporting unit and nature of the asset, ranging from 13.8% to 18.5%, and a tax rate, depending on the reporting unit, ranging from approximately 37.0% to 39.0%. Accordingly, the fair values are based on estimates which are inherently subject to significant uncertainties and actual results could vary significantly from these estimates.

2)
Inventory — This amount adjusts inventory to fair value as of the Effective Date. Raw materials were valued at current replacement cost, work-in-process was valued at estimated finished goods selling price less estimated disposal costs, completion costs and a reasonable profit allowance for completion and selling effort. Finished goods were valued at estimated selling price less estimated disposal costs and a reasonable profit allowance for selling effort. In addition, all LIFO inventory reserves were eliminated.

3)
Property and equipment, net — This amount adjusts property and equipment, net to fair value as of the Effective Date, giving consideration to the highest and best use of the assets. Fair value amounts were estimated based, in part, on third party valuations. Key assumptions used in the appraisals were based on a combination of income, market and cost approaches, as appropriate.

4)	Net adjustment to record operating leases and debt at fair value.

5)	Calculated as follows:

(Amounts in millions)
Increase in prepaid income taxes	$(15.2)
Increase in deferred income taxes	86.2
Increase in long-term tax liability	4.5
Deferred tax portion of accumulated other comprehensive loss	7.3
Tax provision related to fresh-start accounting	$82.8

The increases in the prepaid income taxes and deferred income taxes represent the deferred income tax consequences of the fresh-start accounting adjustments, including the impact of the basis difference between tax deductible and book goodwill, and the elimination of certain deferred tax valuation allowances that are no longer required due to the overall increase in net deferred tax liabilities as a result of the fresh-start adjustments. The increase in the long-term tax liability reflects the impact of fresh-start accounting on required tax reserves. The deferred tax portion of the accumulated other comprehensive loss reflects the elimination of deferred taxes on pension adjustments included in accumulated other comprehensive loss in connection with fresh-start accounting.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

i)	A reconciliation of the reorganization value of the Successor assets and goodwill is shown below:

		(Amounts in millions)
Reorganization value		$1,645.9
Less:	Successor assets (excluding goodwill and after giving effect to
	fresh-start accounting adjustments)	(1,488.6)
Reorganization value of Successor assets in excess of fair value — Successor goodwill		$157.3

Liabilities Subject to Compromise

Certain pre-petition liabilities were subject to compromise or other treatment under the Prepackaged Plans and were reported at amounts allowed or expected to be allowed by the Bankruptcy Court. These claims were resolved and satisfied as of the Effective Date. A summary of liabilities subject to compromise reflected in the Predecessor consolidated balance sheet as of December 19, 2009, is shown below:

(Amounts in millions)
Predecessor — December 19, 2009
Debt subject to compromise:
Predecessor 10% Notes	$750.0
8 1/2% Notes	625.0
9 7/8% Notes	10.0
Accrued interest	37.2
Intercompany account with affiliates, net	43.0
Liabilities subject to compromise	$1,465.2

Gain on Reorganization Items, net

In conjunction with the Company’s emergence from bankruptcy in 2009, the Company recorded a pre-tax gain on reorganization items, net of approximately $619.1 million related to its reorganization proceedings and the impact of adopting fresh-start accounting. A summary of this net pre-tax gain for the 2009 Predecessor Period is as follows:

(Amounts in millions)
Pre-tax reorganization items:
Gain on settlement of liabilities subject to compromise	$539.9
Elimination of Predecessor deferred debt expense and debt discount	(33.9)
Elimination of deferred debt expense related to the Predecessor ABL Facility	(8.7)
497.3
Post-petition professional fees and other reorganization costs	(9.2)
488.1
Non-cash pre-tax fresh-start accounting adjustments	131.0
Pre-tax gain on Reorganization Items, net	$619.1

Contractual Interest Expense

The Company recorded post-petition interest on pre-petition obligations only to the extent it believed the interest would be paid during the bankruptcy proceedings or that it was probable that the interest would be an allowed claim. Had the Company recorded interest expense based on all of the pre-petition contractual obligations, interest expense would have increased by approximately $10.3 million for the 2009 Predecessor Period.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Policies and Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles involves estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expense during the reporting periods. Certain of the Company’s accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. The Company periodically evaluates the judgments and estimates used for its critical accounting policies to ensure that such judgments and estimates are reasonable for its interim and year-end reporting requirements. These judgments and estimates are based on the Company’s historical experience, current trends and information available from other sources, as appropriate. If different conditions result from those assumptions used in the Company’s judgments, the results could be materially different from the Company’s estimates.

Recognition of Sales and Related Costs, Incentives and Allowances

The Company generally recognizes sales upon the shipment of its products, net of applicable provisions for discounts and allowances. Allowances for cash discounts, volume rebates and other customer incentive programs, as well as gross customer returns, among others, are recorded as a reduction of sales at the time of sale based upon the estimated future outcome. Cash discounts, volume rebates, and other customer incentive programs are based upon certain percentages agreed to with the Company’s various customers, which are typically earned by the customer over an annual period. The Company records periodic estimates for these amounts based upon the historical results to date, estimated future results through the end of the contract period and the contractual provisions of the customer agreements. For calendar year customer agreements, the Company is able to adjust its periodic estimates to actual amounts as of December 31 each year based upon the contractual provisions of the customer agreements. For those customers who have agreements that are not on a calendar year cycle, the Company records estimates at December 31 consistent with the above described methodology. Customers are generally not required to provide collateral for purchases. Customer returns are recorded on an actual basis throughout the year and also include an estimate at the end of each reporting period for future customer returns related to sales recorded prior to the end of the period. The Company generally estimates customer returns based upon the time lag that historically occurs between the date of the sale and the date of the return while also factoring in any new business conditions that might impact the historical analysis, such as new product introduction. The Company also provides for its estimate of warranty, bad debts and shipping costs at the time of sale. Shipping and warranty costs are included in cost of products sold ("COGS"). Bad debt provisions are included in selling, general and administrative expense, net ("SG&A"). The amounts recorded are generally based upon historically derived percentages while also factoring in any new business conditions that might impact the historical analysis, such as new product introductions for warranty and customer bankruptcies for bad debts.

Cash and Cash Equivalents

Cash equivalents consist of short-term highly liquid investments with original maturities of three months or less which are readily convertible into cash.

The Company has classified as restricted in the accompanying consolidated balance sheet certain cash and cash equivalents that are not fully available for use in its operations. At December 31, 2011 and 2010, the Company had cash and cash equivalents pledged as collateral or held in pension trusts for certain debt, insurance, employee benefits and other requirements of approximately $2.3 million (of which approximately $2.2 million is included in long-term assets) and approximately $2.5 million (of which approximately $2.4 million is included in long-term assets), respectively.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Fair Value

The Company’s assets and liabilities recorded at fair value have been categorized based upon a fair value hierarchy in accordance with ASC 820, "Fair Value Measurements and Disclosures". The levels of the fair value hierarchy are described below:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.

•
Level 2 inputs utilize inputs, other than quoted prices included in Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are unobservable inputs for the asset or liability, allowing for situations where there is little, if any, market activity for the asset or liability.

Measured on a Recurring Basis

Restricted Investments and Marketable Securities (Level 1) -- The fair value of investments is based on quoted market prices.  The fair value of investments was not materially different from their cost basis at December 31, 2011 or 2010.

Financial Instruments Not Recorded at Fair Value

The carrying value and fair values of financial instruments not recorded at fair value in the consolidated balance sheets as of December 31, 2011 and 2010 were as follows:

Cash and Trade Receivables -- Cash and trade receivables are carried at their cost which approximates fair value because of their short-term nature.

Long-Term Debt -- At December 31, 2011, the fair value of the Company's long-term indebtedness was approximately $90.0 million lower than the amount on the Company's accompanying consolidated balance sheet, before unamortized discount of approximately $16.3 million. At December 31, 2010, the fair value of the Company’s long-term indebtedness was approximately $57.1 million higher than the amount on the Company's accompanying consolidated balance sheet, before unamortized discount of approximately $2.0 million.  The Company determined the fair market value of its 10% Senior Notes due 2018 and 8.5% Senior Notes due 2021 using available market quotes. For the Company's remaining outstanding indebtedness (including outstanding borrowings under the ABL Facility and Term Loan Facility), the Company assumed that the carrying value of such indebtedness approximated the fair value based upon the variable interest rates associated with certain of these debt obligations and the Company's estimated credit risk.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Measured on a Non-Recurring Basis

During the 2009 Predecessor Period, the goodwill of the Technology Solutions ("TECH") and Display Mount Solutions ("DMS") reporting units was written down to their implied fair values of approximately $68.9 million in total. This resulted in a non-cash goodwill impairment charge of approximately $284.0 million, which was included in the consolidated statement of operations for the 2009 Predecessor Period.

The TECH and DMS reporting units' assets itemized below were measured at fair value on a non-recurring basis during the 2009 Predecessor Period using a combination of the discounted cash flow ("DCF") approach and the EBITDA Multiple Approach:

	Fair Value Measurement	Quoted Prices in Active Markets for Identical Assets (“Level 1”)	Significant Other Observable Inputs (“Level 2”)	Significant Unobservable Inputs (“Level 3”)	Total Impaired Losses
	(Amounts in millions)
TECH	$68.9	$—	$—	$68.9	$266.7
DMS	—	—	—	—	17.3
	$68.9	$—	$—	$68.9	$284.0

In addition to goodwill noted above, the Company recorded certain other assets and liabilities at fair value on a non-recurring basis due to the effects of fresh-start accounting. These non-recurring fair value measurements were primarily determined using unobservable inputs and as such, these fair value measurements are classified within Level 3 of the fair value hierarchy. For further information on assets and liabilities measured at fair value on a non-recurring basis, see “Goodwill" and "Intangible Assets” of this note, along with Note 3, “Fresh-Start Accounting”.

Inventories

Inventories in the accompanying consolidated balance sheet are valued at the lower of cost or market. At December 31, 2011, approximately $88.6 million of the Company's total inventories were valued on the last-in, first-out method (“LIFO”) of accounting. Under the first-in, first-out method (“FIFO”), such inventories would have been approximately $0.1 million lower at December 31, 2011. At December 31, 2010, approximately $97.8 million of the Company's total inventories were valued under LIFO. Under FIFO, such inventories would have been approximately $5.8 million lower at December 31, 2010. All other inventories were valued under the FIFO method.

In connection with both LIFO and FIFO inventories, the Company records provisions, as appropriate, to write-down obsolete and excess inventory to estimated net realizable value. The process for evaluating obsolete and excess inventory often requires the Company to make subjective judgments and estimates concerning future sales levels, quantities, and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may cause the actual results to differ from the estimates at the time such inventory is disposed or sold.

Purchase price allocated to the fair value of inventory is amortized over the estimated period in which the inventory will be sold.

Depreciation and Amortization

Depreciation and amortization of property and equipment, including capital leases, is provided on a straight-line basis over their estimated useful lives, which are generally as follows:

Buildings and improvements	3 - 46 years
Machinery and equipment, including leases	1 - 17 years
Leasehold improvements	Shorter of the term of lease or the estimated useful life

Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals and betterments are capitalized. When assets are sold, or otherwise disposed, the cost and related accumulated depreciation are eliminated and

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

the resulting gain or loss is recognized.

Goodwill

The following table presents a summary of the activity in goodwill by reporting segment for the Successor years ended December 31, 2011 ("2011") and December 31, 2010 ("2010"):

	Successor
	Dec. 31, 2009	Purchase Accounting (1)	Dec. 31, 2010	Purchase Accounting (1)	Dec. 31, 2011
	(Amounts in millions)
Residential Ventilation (“RESV”):
Gross goodwill	$157.3	$—	$157.3	$—	$157.3
Impairment losses	—	—	—	—	—
Net RESV goodwill	157.3	—	157.3	—	157.3
Technology Solutions (“TECH”):
Gross goodwill	—	7.3	7.3	12.1	19.4
Impairment losses	—	—	—	—	—
Net TECH goodwill	—	7.3	7.3	12.1	19.4
Display Mount Solutions (“DMS”):
Gross goodwill	—	130.0	130.0	1.4	131.4
Impairment losses	—	—	—	—	—
Net DMS goodwill	—	130.0	130.0	1.4	131.4
Residential Heating and Cooling (“RHC”):
Gross goodwill	—	—	—	—	—
Impairment losses	—	—	—	—	—
Net RHC goodwill	—	—	—	—	—
Commercial Air Solutions (“CAS”):
Gross goodwill	—	—	—	—	—
Impairment losses	—	—	—	—	—
Net CAS goodwill	—	—	—	—	—
Consolidated goodwill:
Gross goodwill	157.3	137.3	294.6	13.5	308.1
Impairment losses	—	—	—	—	—
Net consolidated goodwill	$157.3	$137.3	$294.6	$13.5	$308.1

(1)
Purchase accounting adjustments during 2011 for TECH relate to the acquisition of TV One Broadcast Sales Corporation, Barcom (UK) Holdings Limited and Barcom Asia Holdings, LLC (collectively, "TV One") and for DMS relate to the acquisition of Ergotron, Inc. ("Ergotron"). Purchase accounting adjustments during 2010 for TECH relate to the acquisition of Skycam, LLC and for DMS relate to the acquisition of Ergotron. See Note 5, “Acquisitions”.

As discussed in Note 3, “Fresh-Start Accounting”, the Company adopted fresh-start accounting upon emergence from bankruptcy. This resulted in a new determination of goodwill in accordance with ASC 852, which the Company allocated to the reporting units based on the estimated fair value and related net assets and liabilities of each of the reporting units as of the Effective Date, including the fair value adjustments under ASC 852 discussed previously. Based on this analysis, the Company determined that the remaining goodwill, as of the Effective Date, of approximately $157.3 million would be allocated to the RESV segment.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

The Company accounts for acquired goodwill in accordance with ASC 805 and ASC Topic 350, “Intangibles - Goodwill and Other” (“ASC 350”), which involves judgment with respect to the determination of the purchase price and the valuation of the acquired assets and liabilities in order to determine the final amount of goodwill recorded in a purchase.

Under ASC 350, goodwill is not amortized. Instead, it is evaluated for impairment on an annual basis, or more frequently when an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of the reporting unit below its carrying value, including, among others, a significant adverse change in the business climate. The Company has set the annual evaluation date as of the first day of its fiscal fourth quarter. The reporting units evaluated for goodwill impairment have been determined to be the same as our operating segments. Subsequent to December 17, 2009, only the RESV, DMS and TECH reporting units have goodwill and, therefore, are the only reporting units that currently are required to be evaluated for goodwill impairment.

When applicable, the Company utilizes a combination of a discounted cash flow (“DCF”) approach and an EBITDA multiple approach in order to value the Company's reporting units required to be tested for impairment.

The DCF approach requires that the Company forecast future cash flows of the reporting units, and discount those cash flow streams based upon a weighted average cost of capital (“WACC”) that is derived, in part, from comparable companies within similar industries. The DCF calculations also include a terminal value calculation that is based upon an expected long-term growth rate for the applicable reporting unit. The Company believes that its procedures for estimating DCF, including the terminal valuation, are reasonable and consistent with market conditions at the time of estimation.

The EBITDA multiple approach requires that the Company estimate certain valuation multiples of EBITDA derived from comparable companies, and apply those derived EBITDA multiples to the applicable reporting unit's estimated EBITDA for selected EBITDA measurement periods.

2011 Goodwill Impairment Testing

In 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") No. 2011-08, Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-8”), which introduced an optional qualitative assessment for testing goodwill impairment. Under ASU 2011-8, if the Company concludes that is more likely than not that the fair value of a reporting unit exceeds the carrying amount, then the Company is not required to perform the two-step impairment test under ASC 350. The Company adopted ASU 2011-8 in 2011 and used the qualitative assessment approach in connection with the Company's 2011 annual evaluation of goodwill impairment.

In accordance with ASU 2011-08, the Company determined, based on qualitative analysis, that it was more likely than not that the fair value of each of the three evaluated reporting units was greater than their carrying amounts as of October 2, 2011. Accordingly, the Company was not required to perform the two-step impairment test under ASC Topic 350 as of that date.

2010 Goodwill Impairment Testing

The Company performed its annual test of goodwill impairment as of the first day of the fourth quarter of 2010, or October 3, 2010, utilizing the DCF and EBITDA multiple approaches described above for the RESV and TECH reporting units, as these were the only reporting units with goodwill on that date. The acquisition of Ergotron, which resulted in goodwill of approximately $131.4 million, occurred subsequent to the annual impairment testing and, therefore, the DMS reporting unit was not required to be included in the annual test.

The Company believes that its procedures performed and estimates used to determine the fair value of the reporting units were reasonable and consistent with market conditions at the time of estimation. The results of the Step 1 Tests performed indicated that the fair value of the RESV and TECH reporting units exceeded their carrying values by approximately 31.5% and 16.9%, respectively. Therefore, no additional goodwill impairment analysis was required.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

2009 Goodwill Impairment Testing

During the first six months of 2009, the Company's businesses continued to experience a difficult market environment due primarily to weak residential new construction, remodeling, and residential air conditioning markets. Based on these macro-economic conditions, the Company believed that EBITDA would continue to decline in 2009 and then begin to rebound in 2010 with continued growth through 2014. The Company's prior long-term forecasts had expected the rebound in EBITDA to begin to occur in the second half of 2009. As a result, the Company significantly lowered its cash flow forecasts for 2009 and 2010 for all of the reporting units, and for 2011 through 2014 for the combined TECH and DMS, RHC and CAS reporting units. As a result, the Company concluded in the second quarter of 2009 that indicators of potential goodwill impairment were present and, therefore, the Company needed to perform an interim test of goodwill impairment.

In accordance with ASC 350, the Company prepared an interim Step 1 Test as of July 4, 2009, and an annual Step 1 Test as of October 4, 2009 that compared the estimated fair value of each reporting unit to its carrying value. The Company utilized a combination of a DCF approach and an EBITDA multiple approach in order to value the Company's reporting units.

The annual Step 1 valuations as of October 4, 2009 were determined using a weighted average of 50% for the DCF approach and 50% for the EBITDA multiple approach, which the Company determined to be the most representative allocation for the measurement of the long-term fair value of the reporting units. For the interim Step 1 Test as of July 4, 2009, the Company used a weighted average of 70% for the DCF approach and 30% for the EBITDA multiple approach. The adjustment to the allocation percentages used for the annual impairment test reflected the Company's belief that there was still significant risk in the overall worldwide economy that could impact the future projections used in the DCF approach and, therefore, increasing the allocation to the EBITDA multiple approach provided better balance to the shorter-term valuation conclusions under the EBITDA multiple approach, and the longer-term valuation conclusions under the DCF approach.

The Company believes that its assumptions used to determine the estimated fair values for its reporting units as of July 4, 2009 and October 4, 2009 were reasonable.

The results of the Step 1 Tests performed as of July 4, 2009 indicated that the carrying value of the combined TECH and DMS reporting unit exceeded the estimated fair value and, therefore, a “Step 2 Test” was required for this reporting unit. The estimated fair values of the RESV, RHC and CAS reporting units exceeded the carrying values, so no further interim impairment analysis was required for these reporting units. The results of the Step 1 Tests performed as of October 4, 2009 for the Company's annual impairment test indicated that the estimated fair values of all reporting units exceeded the carrying values so no further impairment analysis was required.

The preliminary Step 2 Test for the combined TECH and DMS reporting unit as of July 4, 2009 required the Company to measure the potential impairment loss by allocating the estimated fair value of the reporting unit, as determined in Step 1, to the reporting unit's assets and liabilities, with the residual amount representing the implied fair value of goodwill. To the extent the implied fair value of goodwill was less than the carrying value, an impairment loss was recognized. Therefore, the Step 2 Test for the combined TECH and DMS reporting unit required the Company to perform a theoretical purchase price allocation for combined TECH and DMS to determine the implied fair value of goodwill as of the evaluation date. Due to the complexity of the analyses required to complete the Step 2 Tests, and the timing of the Company's determination of the goodwill impairment, the Company had not finalized its Step 2 Tests at the end of the second and third quarters of 2009. In accordance with the guidance in ASC 350, the Company completed a preliminary assessment of the expected impact of the Step 2 Tests using reasonable estimates for the theoretical purchase price allocation and recorded a preliminary goodwill impairment charge for the combined TECH and DMS reporting unit in the second quarter of 2009 of approximately $250.0 million.

During the fourth quarter of 2009, the Company calculated a final goodwill impairment charge for the combined TECH and DMS reporting unit as of July 4, 2009 of approximately $284.0 million. This represented an increase in the goodwill impairment charge of approximately $34.0 million, which was recorded in the Predecessor period from October 4, 2009 to December 19, 2009. The primary reasons for the change from the preliminary goodwill impairment charge recorded in the second quarter of 2009 were changes in the theoretical valuation of intangible assets from the initial estimate used, net of the related deferred tax impact. The final goodwill impairment charge was allocated $266.7 million and $17.3 million to TECH and DMS, respectively.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

The Company believes that the procedures performed and estimates used in the theoretical purchase price allocation for the combined TECH and DMS reporting unit required for Step 2 Testing were reasonable, and in accordance with ASC 805 guidelines for determining the theoretical fair value of the assets and liabilities of the TECH and DMS reporting units.

Although the Company believes that the goodwill analyses performed are in accordance with ASC 350 and ASU 2011-08, the worldwide economic situation remains highly volatile and, if the downturn persists or the recovery is slower than anticipated, the Company may be required to take additional goodwill impairment charges in the future. Accordingly, there can be no assurance that the Company's future forecasted operating results will be achieved, or that future goodwill impairment charges will not need to be recorded, even after the significant reduction in goodwill that resulted from the adoption of fresh-start accounting subsequent to the Effective Date.

Intangible Assets

The table that follows presents the Company's major components of intangible assets as of December 31, 2011 and 2010:

	Gross Carrying Amount	Accumulated Amortization	Net Intangible Assets	Weighted Average Remaining Useful Lives
	(Amounts in millions except for useful lives)
December 31, 2011
Trademarks	$159.9	$(15.5)	$144.4	19.2
Developed Technology	70.3	(10.4)	59.9	11.3
Customer relationships	488.5	(48.1)	440.4	16.3
Others	23.5	(9.0)	14.5	6.3
	$742.2	$(83.0)	$659.2	16.3

December 31, 2010
Trademarks	$158.4	$(7.8)	$150.6	20.3
Developed Technology	67.9	(4.5)	63.4	12.3
Customer relationships	483.9	(20.6)	463.3	17.4
Others	23.0	(5.3)	17.7	6.7
	$733.2	$(38.2)	$695.0	17.3

Developed technology, trademarks and customer relationships are amortized on a straight-line basis. Amortization of intangible assets charged to operations amounted to approximately $44.8 million, $37.0 million, $1.5 million and $22.2 million for 2011, 2010, the 2009 Successor Period and the 2009 Predecessor Period, respectively. See Note 5, "Acquisitions", for disclosure of intangible assets acquired in 2010 of approximately $192.4 million related to the acquisition of Ergotron, Inc.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

As of December 31, 2011, the estimated future intangible asset amortization expense aggregated approximately $659.2 million as follows:

Year Ended December 31,	Annual Amortization Expense
(Amounts in millions)
(Unaudited)
2012	$44.0
2013	44.0
2014	43.6
2015	43.2
2016	42.7
2017 and thereafter	441.7

In accordance with ASC Topic 360, “Property, Plant and Equipment” (“ASC 360”), the Company evaluates the realizability of long-lived assets, which primarily consists of property and equipment and definite lived intangible assets (the “ASC 360 Long-Lived Assets”), when events or business conditions warrant it, as well as whenever an interim goodwill impairment test is required under ASC 350. ASC 350 requires that the ASC 360 impairment test be completed, and any ASC 360 impairment be recorded, prior to performing the goodwill impairment test.

In accordance with ASC 360, the evaluation of the impairment of long-lived assets, other than goodwill, is based on expectations of non-discounted future cash flows compared to the carrying value of the long-lived asset groups. If the sum of the expected non-discounted future cash flows is less than the carrying amount of the ASC 360 Long-Lived Assets, the Company would recognize an impairment loss. The Company's cash flow estimates are based upon historical cash flows, as well as future projected cash flows received from subsidiary management in connection with the annual Company-wide planning process and interim forecasting, and, if appropriate, include a terminal valuation for the applicable subsidiary based upon an EBITDA multiple. The Company estimates the EBITDA multiple by reviewing comparable company information and other industry data. The Company believes that its procedures for estimating gross future cash flows, including the terminal valuation, are reasonable and consistent with current market conditions for each of the dates when impairment testing has been performed.

As a result of the Company's conclusion that an interim goodwill impairment test was required during the second quarter of 2009, the Company performed an interim test for the impairment of long-lived assets and determined that there were no impairment indicators with respect to ASC 360 Long-Lived Assets at that time. The Company also completed an ASC 360 evaluation as of December 19, 2009, prior to the Company's emergence from bankruptcy and the adoption of fresh-start accounting. As a result of this analysis, the Company recorded an intangible asset impairment of approximately $1.2 million for a foreign subsidiary in the TECH segment in SG&A in the accompanying statement of operations. The Company determined that there were no other significant long-lived asset impairments.

There were no long-lived asset impairment charges recorded during either 2011 or 2010.

Pensions and Post Retirement Health Benefits

The Company accounts for pensions and post retirement health benefits in accordance with ASC Topic 715, “Compensation - Retirement Benefits,” (“ASC 715”). The accounting for pensions requires the estimation of such items as the long-term average return on plan assets, the discount rate, the rate of compensation increase, and the assumed medical cost inflation rate. Such estimates require a significant amount of judgment. See Note 10, “Pension, Profit Sharing and Other Post-Retirement Benefits”, for a discussion of these judgments.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Insurance Liabilities

The Company records insurance liabilities and related expenses for health, workers compensation, product and general liability losses, and other insurance reserves and expenses in accordance with either the contractual terms of its policies or, if self-insured, the total liabilities that are estimable and probable as of the reporting date. Insurance liabilities are recorded as current liabilities to the extent they are expected to be paid in the succeeding year, with the remaining requirements classified as long-term liabilities. The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims, and incurred but not reported claims as of the reporting date. The Company considers historical trends when determining the appropriate insurance liabilities to record in the consolidated balance sheet for a substantial portion of its workers compensation and general and product liability losses. In certain cases where partial insurance coverage exists, the Company must estimate the portion of the liability that will be covered by existing insurance policies to arrive at the net expected liability to the Company. Receivables for insurance recoveries for product liability claims are recorded as assets, on an undiscounted basis. These recoveries are estimated based on the contractual arrangements with vendors and other third parties, and historical trends.

Income Taxes

The Company accounts for income taxes using the liability method in accordance with ASC 740, “Income Taxes” (“ASC 740”), which requires that the deferred tax consequences of temporary differences between the amounts recorded in the Company’s consolidated financial statements, and the amounts included in the Company’s federal and state income tax returns, be recognized in the balance sheet. As the Company generally does not file its income tax returns until well after the closing process for the December 31 financial statements is complete, the amounts recorded at December 31 reflect estimates of what the final amounts will be when the actual income tax returns are filed for that fiscal year. In addition, estimates are often required with respect to, among other things, the appropriate state income tax rates to use in the various states that Nortek and its subsidiaries are required to file, the potential utilization of operating and capital loss carry-forwards, and valuation allowances required, if any, for tax assets that may not be realizable in the future. ASC 740 requires balance sheet classification of current and long-term deferred income tax assets and liabilities based upon the classification of the underlying asset or liability that gives rise to a temporary difference (see Note 7, “Income Taxes”).

Share-Based Compensation Expense

The Company measures share-based compensation expense at fair value in accordance with ASC 718, “Compensation - Stock Compensation” (“ASC 718”), and recognizes such expense over the vesting period of the share-based awards. For 2011, 2010 and the 2009 Predecessor Period, the Company recognized share-based compensation expense of approximately $1.7 million, $2.8 million and $0.1 million, respectively. There was a de minimis amount of share-based compensation expense recorded for the 2009 Successor Period. See Note 9, “Share-Based Compensation”, for further information regarding the Successor’s and the Predecessor’s share-based compensation programs.

Commitments and Contingencies

The Company provides accruals for all direct costs, including legal costs, associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued are estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes. Legal costs for other than probable contingencies are expensed when services are performed. See Note 11, “Commitments and Contingencies”, for further information regarding the Company’s commitments and contingencies.

 Research and Development

The Company’s research and development activities are principally related to new product development, are recorded in SG&A, and represent approximately 2.7%, 2.9%, 3.5% and 2.9% of the Company’s consolidated net sales for 2011, 2010, the 2009 Successor Period and the 2009 Predecessor Period, respectively.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Comprehensive Income (Loss)

Comprehensive income (loss) includes net earnings (loss), unrealized gains and losses from foreign currency translation, and pension liability adjustments, net of tax attributes. The components of the Company’s comprehensive income (loss) and the effect on earnings for the periods presented are detailed in the accompanying consolidated statement of stockholders’ investment.

The balances of each classification, net of tax attributes, within accumulated other comprehensive income (loss) as of the periods presented are as follows:

	Foreign Currency Translation	Post-Retirement Liability Adjustment, net	Total Accumulated Other Comprehensive (Loss) Income
	(Amounts in millions)
Predecessor
Balance, December 31, 2008	$2.6	$(27.0)	$(24.4)
Change during the period	8.0	4.8	12.8
Balance, December 19, 2009	10.6	(22.2)	(11.6)
Fresh-start accounting adjustments	(10.6)	22.2	11.6
Balance, December 20, 2009	—	—	—
Successor
Change during the period	0.7	0.8	1.5
Balance, December 31, 2009	0.7	0.8	1.5
Change during the period	1.6	(2.3)	(0.7)
Balance, December 31, 2010	$2.3	$(1.5)	$0.8
Change during the period	(1.6)	(20.0)	(21.6)
Balance, December 31, 2011	$0.7	$(21.5)	$(20.8)

Foreign Currency Translation

The financial statements of subsidiaries located outside of the United States are measured using the foreign subsidiaries’ local currency as the functional currency. The Company translates the assets and liabilities of its foreign subsidiaries at the exchange rates in effect at year-end. Gains and losses from foreign currency translation are credited or charged to accumulated other comprehensive income (loss) included in stockholders’ investment. Net sales, costs and expenses are translated using average exchange rates in effect during the year. Transaction gains and losses are recorded in SG&A.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Earnings Per Share

The Company calculates basic and diluted earnings (loss) per share (“EPS”) in accordance with ASC 260, “Earnings Per Share”.  Basic earnings (loss) per share amounts are computed using the weighted average number of common shares outstanding during the period.  Diluted earnings (loss) per share amounts are computed using the weighted average number of common shares outstanding and dilutive potential common shares outstanding during each period.

The reconciliation between basic and diluted earnings (loss) per share for the periods presented is as follows:

	Successor			Predecessor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -	Jan. 1, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009	Dec. 19, 2009
	(Amounts in millions, except shares and per share data)

Net (loss) earnings	$(55.9)	$(13.4)	$(3.4)	$195.3

Weighted average common shares outstanding	15,122,976	15,000,000	15,000,000	3,000
Dilutive effect of stock options	—	—	—	—
Dilutive shares outstanding	15,122,976	15,000,000	15,000,000	3,000

Basic (loss) earnings per share	$(3.70)	$(0.89)	$(0.23)	$65,100.00

Diluted (loss) earnings per share	$(3.70)	$(0.89)	$(0.23)	$65,100.00

The effect of certain potential common share equivalents, including warrants, unvested restricted stock and stock options were excluded from the computation of diluted shares outstanding for 2011, 2010 and the 2009 Successor Period, as inclusion would have been anti-dilutive.  A summary of these common share equivalents excluded from the periods presented is as follows:

	Successor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009
Warrants	789,474	789,474	789,474
Restricted stock	366,852	700,981	710,731
Stock options	714,866	780,981	710,731
Total	1,871,192	2,271,436	2,210,936

There were no potential common share equivalents outstanding during the Predecessor period presented.

Earnings (loss) per share for 2011, 2010 and the 2009 Successor Period is not comparable to the 2009 Predecessor Period, as all Predecessor common stock was extinguished as part of the Company’s reorganization. See Note 2, “Reorganization Under Chapter 11”, and Note 3, “Fresh-Start Accounting”.

Related Party Transactions

The Predecessor had a management agreement with an affiliate of Thomas H. Lee Partners, L.P. (“THL”) providing for certain financial and strategic advisory and consultancy services. The Predecessor expensed approximately $1.0 million during the 2009 Predecessor Period related to this management agreement. In connection with the Reorganization, the management agreement was terminated as of the Effective Date.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

During the fourth quarter of 2008, certain executive officers of the Company invested, together with THL, in the purchase of certain senior unsecured loans with an accreted value of approximately $83.0 million issued by the Company's former parent, NTK Holdings, Inc. As a result of the Reorganization, these executive officers received 6,606 shares of common stock and warrants exercisable for the purchase of 17,384 shares of common stock based upon their indirect pro rata ownership of such senior unsecured loans.

New Accounting Pronouncements

As noted previously, in September 2011, the FASB issued ASU 2011-08, which changes the way a company completes its annual goodwill impairment review process. The provisions of this pronouncement provide an entity with the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. ASU 2011-08 allows an entity the option to bypass the qualitative-assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. The pronouncement does not change the current guidance for testing other indefinite-lived intangible assets for impairment. This standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. As permitted by ASU 2011-08, the Company adopted this standard early in connection with its 2011 annual evaluation of goodwill impairment. The adoption of ASU 2011-08 did not have a material effect on the Company's financial position or results of operations.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”), which was further amended by ASU No. 2011-12, Comprehensive Income (Topic 220) Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, issued in December 2011. The amendments in ASU No. 2011-05 require companies to present the components of net income and other comprehensive income either in a single continuous statement or in two separate but consecutive statements. It eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders' equity. The pronouncement does not change the current option for presenting components of other comprehensive income gross or net of the effect of income taxes, provided that such tax effects are presented in the statement in which other comprehensive income is presented, or disclosed in the notes to the financial statements. The pronouncement does not affect the calculation or reporting of earnings per share. The pronouncement also does not change the items which must be reported in other comprehensive income, how such items are measured, or when they must be reclassified to net income. The provisions of ASU No. 2011-05 are required to be adopted retroactively. The Company adopted this pronouncement on January 1, 2012 and began presenting the total of comprehensive income, the components of net income and the components of other comprehensive income in two separate but consecutive statements. The adoption of ASU 2011-05 had no effect on the Company's financial position or results of operations, but did impact the way the Company presents comprehensive income.

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”), which is intended to result in convergence between U.S. GAAP and International Financial Reporting Standards requirements for measurement of, and disclosures about, fair value. ASU 2011-04 clarifies or changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. This pronouncement is effective for reporting periods beginning after December 15, 2011, with early adoption prohibited for public companies. The new guidance will require prospective application. The Company will adopt this pronouncement in the first quarter of 2012 and does not expect its adoption to have a material effect on its financial position or results of operations.

In December 2010, the FASB issued ASU No. 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations ("ASU 2010-29"), which amended guidance to clarify the acquisition date that should be used for reporting pro-forma financial information for business combinations. If comparative financial statements are presented, the pro-forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been completed as of the beginning of the comparable prior annual reporting period. The amendments in this guidance became effective prospectively for business combinations for which the acquisition date is on or after January 1, 2011. There was no impact on the Company's consolidated financial results as the amendments relate only to additional disclosures.

In December 2010, the FASB issued ASU No. 2010-28, When to Perform Step 2 of the Goodwill Impairment Test for Reporting

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Units with Zero or Negative Carrying Amounts ("ASU 2010-28"), which amended the guidance on goodwill impairment testing. The amendments modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In making that determination, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The amendments were effective January 1, 2011 and did not have a material impact on the Company's consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements ("ASU 2010-06"), which establishes additional disclosure requirements for fair value measurements, which the Company included in its interim and annual financial statements in 2010. Certain disclosure requirements relating to fair value measurements using significant unobservable inputs (Level 3) were deferred until January 1, 2011. These new requirements did not have an impact on the Company's consolidated financial results or disclosure in the Company's consolidated financial statements (see "Fair Value”).

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements that Include Software Elements ("ASU 2009-14"), which amends the scope of existing software revenue recognition accounting. Tangible products containing software components and non-software components that function together to deliver the product's essential functionality would be scoped out of the accounting guidance on software and accounted for based on other appropriate revenue recognition guidance. This guidance must be adopted in the same period that a company adopts ASU 2009-13 described in the following paragraph. Therefore, the Company adopted this guidance on January 1, 2011. The adoption of ASU 2009-14 did not have a material impact on the Company's consolidated financial statements.

In October 2009, the FASB issued ASU No. 2009-13, Multiple- Deliverable Revenue Arrangements ("ASU 2009-13"), which amends revenue recognition guidance for arrangements with multiple deliverables. The new guidance eliminates the residual method of revenue recognition and allows the use of management's best estimate of selling price for individual elements of an arrangement when vendor-specific objective evidence or third-party evidence is unavailable. The Company adopted this guidance on January 1, 2011. The adoption of ASU 2009-13 did not have a material impact on the Company's consolidated financial statements.

5.	ACQUISITIONS

On April 28, 2011, the Company, through wholly-owned subsidiaries, acquired all of the stock of TV One for approximately $25.1 million, net of cash acquired of approximately $0.9 million.  In connection with the acquisition of TV One, in the second quarter of 2011, the Company also incurred approximately $0.8 million of fees and expenses, which have been recorded in SG&A in the accompanying statement of operations. TV One sells a complete range of video signal processing products for the professional audio/video and broadcast markets. TV One is included in the Company's TECH segment.

On March 21, 2011, the Company, through its wholly-owned subsidiary Huntair Middle East Holdings, Inc. ("Huntair"), acquired a forty-nine percent minority interest in Huntair Arabia for approximately $5.3 million. Huntair Arabia is an operating joint venture between the Company and Alessa Advanced Projects Company ("Alessa") in Saudi Arabia that was formed for purposes of trading, manufacturing, supplying, installing, and servicing commercial air conditioning and commercial air handling units in Saudi Arabia and certain other regions. The Company does not have a controlling financial interest and, therefore, is accounting for this investment under the equity method of accounting within the CAS segment. In connection with its investment in Huntair Arabia, Huntair issued a 10 year note to Alessa for approximately $5.3 million. The note does not bear interest. Therefore, the Company has recorded the note net of discount of approximately $0.6 million on its accompanying consolidated balance sheet at December 31, 2011. For 2011, income from Huntair Arabia was not material to the Company's results of operations.

On December 17, 2010, the Company acquired all of the outstanding stock of Ergotron, Inc. (“Ergotron"). Ergotron is a designer, manufacturer and marketer of innovative, ergonomic mounting and mobility products for computer monitors, notebooks and flat panel displays in the United States and other parts of the world. The purchase price was approximately $299.6 million, consisting of cash payments totaling approximately $295.6 million, of which approximately $5.8 million was paid in 2011, and an estimated payable to the sellers of approximately $4.0 million related to the remaining reimbursement of federal and state tax refunds due to Ergotron for the pre-acquisition period in 2010.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

The Company selected December 31, 2010 as the date to record the acquisition of Ergotron as the effect of using December 31, 2010, instead of December 17, 2010, was not material to the Company's financial condition or results of operations for 2010. Accordingly, the accompanying consolidated statement of operations for 2010 does not include any activity related to Ergotron for the period from December 18, 2010 to December 31, 2010.

The excess of the purchase price paid over the fair value of Ergotron's net assets is recorded as goodwill, which is primarily attributable to opportunities for growth and profitability, as well as diversification of the Company's exposure to the commercial, healthcare and education markets. Goodwill associated with the acquisition of Ergotron was recorded in the DMS segment, and the Company does not believe that any of the goodwill will be deductible for tax purposes (see Note 4, "Summary of Significant Accounting Policies").

The following is a summary of the purchase price allocation based on estimates of the fair value of assets and liabilities acquired (amounts in millions):

Purchase price allocation:
Historical net assets of Ergotron (1)	$41.9
Increase in intangible assets to fair value	192.0
Increase in property and equipment to fair value	4.1
Increase in inventories to fair value	7.3
Other fair value adjustments, net	1.6
Prepaid and deferred income taxes, net	(78.7)
Goodwill	131.4
Purchase price	$299.6

(1)
Includes current assets of approximately $69.0 million (including approximately $13.8 million of cash), property and equipment of approximately $12.2 million, intangible assets of approximately $0.4 million, other long-terms assets of approximately $0.6 million, current liabilities of approximately $(38.8) million and other long-term liabilities of approximately $(1.5) million.

The total fair value of intangible assets was approximately $192.4 million. The Company determined that all of the intangible assets were subject to amortization, and that they will have no residual value at the end of the amortization periods. The following is a summary of the estimated fair values by intangible asset class, and the estimated weighted average amortization period (amounts in millions, except for useful lives):

	Fair Value	Weighted Average Useful Lives
Trademarks	$17.6	20.0
Developed Technology	18.7	13.0
Customer relationships	140.5	19.3
Others	15.6	6.1
	$192.4	17.7

Due to revisions to the preliminary estimate of fair value, which primarily related to intangible assets, net of deferred tax consequences, as well as other deferred tax adjustments, the preliminary goodwill allocation related to Ergotron increased by approximately $1.4 million from $130.0 million at December 31, 2010 to approximately $131.4 million at December 31, 2011.

In connection with the acquisition of Ergotron, the Company also incurred approximately $2.2 million of fees and expenses, which have been recorded in SG&A in the accompanying consolidated statement of operations for 2010.

The unaudited pro forma net sales, (net loss) and basic and diluted (loss) per share for the Company as a result of the acquisition of Ergotron for 2010 were approximately $2.1 billion, $(21.4) million, $(1.43) per share and $(1.43) per share, respectively. These amounts were determined assuming that the acquisition of Ergotron had occurred on January 1, 2010 and include the historical results of Ergotron for the year ended December 31, 2010 as well as pro forma adjustments to reflect (i) increased

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

depreciation and amortization expense of approximately $18.6 million from the acquisition fair value adjustments, including approximately $7.3 million related to inventory fair value amortization, (ii) increased interest expense of approximately $25.3 million related to the amounts borrowed to fund the acquisition and (iii) other pro forma adjustments that the Company considered appropriate related to the acquisition of Ergotron. The transaction costs of approximately $2.2 million related to the acquisition of Ergotron for 2010 have been excluded from the unaudited pro forma net loss and basic and diluted loss per share. These pro forma amounts are not necessarily indicative of the amounts that would have been achieved had the acquisition taken place as of January 1, 2010, nor are they necessarily indicative of the results for future periods. The Company does not consider pro forma financial information for 2009 to be meaningful as a result of the Company's adoption of fresh-start accounting in 2009.

On July 6, 2010, the Company, through its wholly-owned subsidiary, Linear LLC acquired all of the issued and outstanding membership interests of Skycam, LLC (“Luxor”) for approximately $9.1 million (utilizing approximately $7.9 million of cash and issuing an unsecured 4% subordinated note in the amount of $1.2 million).  Luxor is an on-line retailer and distributor of security cameras and digital video recorders.

Pro forma results related to the acquisitions of TV One and Luxor have not been presented, as the effect is not significant to the Company’s consolidated operating results.

The acquisitions of TV One, Ergotron and Luxor contributed approximately $226.5 million to net sales and approximately $19.6 million (which includes depreciation and amortization expense of approximately $25.1 million, including approximately $7.5 million relating to the amortization of fair value allocated to inventory) to operating earnings for 2011.

Contingent consideration of approximately $1.3 million was paid in the first quarter of 2010 related to the acquisition of certain entities.  The Company does not anticipate paying any further contingent consideration for completed acquisitions as of December 31, 2011.

6.	CASH FLOWS

The impact of changes in foreign currency exchange rates on cash was not material and has been included in Other, net in the accompanying consolidated statement of cash flows.

Interest paid was approximately $96.8 million, $86.6 million, $0.1 million and $116.1 million for 2011, 2010, the 2009 Successor Period and the 2009 Predecessor Period, respectively.

Net cash paid for acquisitions for the periods presented was as follows:

	Successor			Predecessor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -	Jan. 1, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009	Dec. 19, 2009
	(Amounts in millions)
Fair value of assets acquired	$35.1	$411.4	$—	$—
Liabilities assumed or created	(4.2)	(127.5)	—	—
Net assets of businesses acquired	30.9	283.9	—	—
Payment of contingent consideration (1)	—	1.3	—	14.1
	$30.9	$285.2	$—	$14.1

(1)
Contingent consideration of approximately $1.3 million was earned in the 2009 Predecessor Period (see Note 5, “Acquisitions”) and was paid in February 2010. This amount was included in accrued expenses and taxes, net on the consolidated balance sheet at December 31, 2009 and has been excluded from the accompanying consolidated statement of cash flows for the 2009 Predecessor Period.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Significant non-cash financing activities excluded from the consolidated statement of cash flows for the 2009 Predecessor Period include the issuance of $753.3 million of the 11% Notes in exchange for the cancellation of $750.0 million of the 10% Notes plus all accrued interest expense as of December 17, 2009 of approximately $3.3 million in connection with the Chapter 11 proceedings (see Note 2, “Reorganization Under Chapter 11”). There were no significant non-cash investing activities for the 2009 Predecessor Period and no significant non-cash financing or investing activities for 2011, 2010 and the 2009 Successor Period.

7.	INCOME TAXES

The following is a summary of the components of (loss) earnings before (benefit) provision for income taxes for the periods presented:

	Successor			Predecessor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -	Jan. 1, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009	Dec. 19, 2009
	(Amounts in millions)
Domestic	$(68.8)	$(28.8)	$(4.3)	$266.3
Foreign	(7.4)	3.8	(0.5)	14.0
	$(76.2)	$(25.0)	$(4.8)	$280.3

The following is a summary of the (benefit) provision for income taxes included in the accompanying consolidated statement of operations for the periods presented:

	Successor			Predecessor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -	Jan. 1, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009	Dec. 19, 2009
	(Amounts in millions)
Federal income taxes:
Current	$0.3	$0.3	$—	$0.7
Deferred	(20.8)	(18.8)	(1.3)	65.2
	(20.5)	(18.5)	(1.3)	65.9
Foreign	6.4	6.5	0.1	10.4
State	(6.2)	0.4	(0.2)	8.7
	$(20.3)	$(11.6)	$(1.4)	$85.0

Net income taxes refunded during 2011 were approximately $4.6 million. Income tax payments, net of refunds, in 2010, the 2009 Successor Period and the 2009 Predecessor Period were approximately $18.4 million, $0.2 million and $12.8 million, respectively.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

The table that follows reconciles the federal statutory income tax dollar amount to the actual income tax (benefit) provision for the periods presented.

	Successor			Predecessor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -	Jan. 1, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009	Dec. 19, 2009
	(Amounts in millions)
Income tax at the federal statutory rate	$(26.7)	$(8.8)	$(1.7)	$98.1
Net change from statutory rate:
Impact of fresh-start accounting adjustments and debt forgiveness	—	—	—	(97.8)
State income tax (benefit) provision, net of federal income tax effect	(4.0)	0.3	(0.1)	5.7
Goodwill impairment	—	—	—	68.8
Increase in valuation allowance	14.8	5.1	—	—
Non-deductible expenses, net	1.5	2.8	—	—
Tax effect resulting from foreign activities and foreign dividends	(4.2)	0.2	0.4	10.4
Uncertain tax positions	0.3	(1.8)	—	(0.2)
Research credits	(1.7)	—	—	—
Tax benefit for capitalized R&D costs	—	(9.9)	—	—
Other, net	(0.3)	0.5	—	—
	$(20.3)	$(11.6)	$(1.4)	$85.0

The table that follows reconciles the federal statutory income tax rate to the effective tax rate for the periods presented:

	Successor			Predecessor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -	Jan. 1, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009	Dec. 19, 2009
Effective tax rate%:
Income tax at the federal statutory rate	35.0%	35.0%	35.0%	35.0%
Net change from statutory rate:
Impact of fresh-start accounting adjustments and debt forgiveness	—	—	—	(34.9)
State income tax (benefit) provision, net of federal income tax effect	5.3	(1.0)	2.1	2.0
Goodwill impairment	—	—	—	24.5
Increase in valuation allowance	(19.4)	(20.2)	—	—
Non-deductible expenses, net	(1.9)	(11.2)	—	—
Tax effect resulting from foreign activities and foreign dividends	5.5	(0.9)	(8.3)	3.7
Uncertain tax positions	(0.4)	7.1	—	—
Research credits	2.2	—	—	—
Tax benefit for capitalized R&D costs	—	39.7	—	—
Other, net	0.3	(2.1)	0.4	—
	26.6%	46.4%	29.2%	30.3%

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

The tax effect of temporary differences which give rise to significant portions of deferred income tax assets and liabilities as of December 31, 2011 and 2010 are as follows:

	December 31,
	2011	2010
	(Amounts in millions)
Prepaid Income Tax Assets (Liabilities) (classified current)
Arising From:
Accounts receivable	$4.9	$4.9
Inventories	(2.0)	(4.8)
Insurance reserves	1.4	2.9
Warranty accruals	10.4	9.5
Valuation allowances	(3.4)	(1.0)
Net loss and credit carry forwards	9.9	—
Other reserves and assets, net	17.5	5.4
	$38.7	$16.9
Deferred Income Tax Assets (Liabilities) (classified non-current)
Arising From:
Property and equipment, net	$(23.0)	$(25.6)
Intangible assets, net	(222.3)	(236.8)
Pension and other benefit accruals	20.8	14.4
Insurance reserves	19.4	20.5
Warranty accruals	9.9	9.7
Net loss and credit carry forwards	40.5	17.1
Other reserves and assets, net	13.6	23.3
Valuation allowance	(37.2)	(20.4)
Tax deductible Goodwill	40.9	45.1
	$(137.4)	$(152.7)

In connection with the filing of the Company’s United States federal tax return for the period ended December 17, 2009 in the third quarter of 2010, the Company made an election to capitalize for tax purposes research and development costs. This election resulted in the creation of a deferred tax asset that will be amortized over a 10 year period. As a result of this election, the Company recorded a deferred tax benefit of approximately $10.9 million, including a state tax benefit of approximately $1.0 million, in 2010.

 As of December 31, 2009, as a result of income and related deferred tax liabilities recognized through fresh-start accounting, the Company determined that a valuation allowance was no longer required for most of its domestic deferred tax assets. The Company has sufficient reversing deferred tax liabilities available so that it is more likely than not that its federal deferred tax assets will be realized. The Company continues to maintain a valuation allowance for certain foreign net operating loss carryforwards, certain state net operating loss carryforwards and deferred state tax assets and for certain federal deferred tax assets that, if recognized, would result in capital losses. The current year net increase in the valuation allowance is primarily related to current year losses of certain foreign subsidiaries and losses and state deferred tax assets in certain domestic jurisdictions.  The Company has determined that based on the history of losses at these subsidiaries, a valuation allowance is required for these loss carry-forwards and state deferred tax assets since it is more likely than not that these deferred tax assets will not be realized.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

As of December 17, 2009, all of the Company’s federal net operating losses and federal credit carryforwards had been reduced to zero by the income from the discharge of indebtedness that was excluded from federal taxable income.

At December 31, 2011, the Company has not provided United States income taxes or foreign withholding taxes on unremitted foreign earnings of approximately $37.3 million, as those amounts are considered indefinitely invested. Due to the complexities of the U.S. tax law, including the effect of U.S. foreign tax credits, it is not practicable to estimate the amount of tax that might be payable on these earnings in the event they no longer are indefinitely reinvested. The Company has provided United States income taxes and foreign withholding taxes on approximately $11.8 million of unremitted foreign earnings which are not indefinitely invested.

The Company has a federal net operating loss carry forward generated in 2011 of approximately $33.7 million which will expire in 2031. Included as part of the net operating loss, are deductions of approximately $5.4 million related to the deduction for vesting of restricted stock in excess of the corresponding book expense. The tax benefits related to these deductions will be recognized as a credit to additional paid in capital when the benefits are recognized on a tax return. The Company also has state net operating losses in various jurisdictions which will expire beginning in 2015.

 The Company has approximately $92.6 million of foreign net operating loss carry-forwards that if utilized would offset future foreign tax payments. Approximately $22.2 million of these foreign net operating losses have an indefinite carry-forward period and the remaining foreign net operating losses will expire at various times beginning in 2013. The Company has recorded a full valuation allowance against these losses.

 A reconciliation of the beginning and ending amounts of unrecognized tax benefits for the years ended December 31, 2011 and 2010 is as follows:

	December 31,
	2011	2010
	(Amounts in millions)
Balance at January 1,	$21.9	$22.9
Gross increases related to positions taken in the current year	5.1	1.9
Gross increases related to positions taken in prior periods	10.4	—
Increases related to acquisitions	—	3.4
Decreases related to settlements with taxing authorities	—	(2.1)
Decreases due to lapse of statutes of limitation related to state tax and foreign items	(3.2)	(4.2)
Balance at December 31,	$34.2	$21.9

As of January 1, 2011, the Company had a liability of approximately $21.2 million for unrecognized tax benefits related to various federal, foreign and state income tax matters.  As a result of additional provisions to the reserve during the year ended December 31, 2011 and reversals discussed below, the liability for uncertain tax positions at December 31, 2011 was approximately $26.6 million.  The liability for uncertain tax positions is included in other long-term liabilities on the accompanying consolidated balance sheet. The corresponding amount of gross uncertain tax benefits was approximately $34.2 million and $21.9 million at December 31, 2011 and 2010, respectively. During 2011, the Company increased the reserve for uncertain tax positions related to uncertainties surrounding the timing of deductions related to intercompany transactions with foreign affiliates. This item resulted in an increase of approximately $7.5 million in uncertain tax positions, with a corresponding increase in deferred tax assets of approximately $7.5 million.

As of December 31, 2011 and 2010, the amount of uncertain tax positions that will impact the Company's effective tax rate was approximately $14.0 million and $11.2 million, respectively. The difference between the total amount of uncertain tax positions and the amount that will impact the effective tax rate represents the federal tax effect of state tax items, items that offset temporary differences, and items that will result in the reduction of other tax assets.

As of December 31, 2011, the Company has approximately $2.3 million in unrecognized benefits relating to various state tax issues, for which the statute of limitations is expected to expire in 2012. In addition, the Company currently expects that it will resolve certain state tax audit disputes during 2012. The total amount of uncertain tax positions that are related to these disputes are approximately $1.4 million. The current period tax provision includes a reversal of approximately $3.2 million of state reserves as a result of the lapsing of the statute of limitations during the year.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

As of December 31, 2011 and 2010, the total amount of accrued interest related to uncertain tax positions was approximately $2.3 million and $3.0 million, respectively.  The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for federal and state taxes. The Company has included a benefit of approximately $0.6 million as part of its 2011 tax provision related to a reduction of interest on uncertain tax positions. The Company has included a benefit of approximately $0.7 million as part of its 2010 tax provision related to a reduction of interest on uncertain tax positions and also made interest payments of approximately $0.1 million. Included in the Company's 2009 tax provisions is a benefit of approximately $0.7 million related to reductions in interest on uncertain tax positions.

In the third quarter of 2010, the Company reached a settlement related to an income tax and VAT audit related to one of its foreign subsidiaries.  The total amount that the Company paid in connection with this settlement was approximately $1.7 million, of which approximately $0.9 million related to income taxes and approximately $0.8 million related to VAT (which was recorded within SG&A).  The Company had previously established income tax reserves for these uncertain income tax positions totaling approximately $2.3 million, including interest. The income tax provision for the year ended December 31, 2010 includes a reduction in these reserves of approximately $1.4 million.

The Company and its subsidiaries federal, foreign and state income tax returns are generally subject to audit for all tax periods beginning in 2008 through the present year. The Company is currently undergoing an audit of its 2009 tax year by the Internal Revenue Service.

8.	NOTES, MORTGAGE NOTES AND OBLIGATIONS PAYABLE
 Notes payable and other short-term obligations

Short-term bank obligations at December 31, 2011 and 2010 consist of the following:

	December 31,
	2011	2010
	(Amounts in millions)
Secured lines of credit and bank advances of the Company’s foreign subsidiaries	$1.3	$8.6

Short-term bank obligations of the Company's foreign subsidiaries are secured by accounts receivable of the Company's foreign subsidiaries with an aggregate net book value of approximately $1.3 million and have a weighted average interest rate of approximately 6.76% at December 31, 2011.

Notes, Mortgage Notes and Obligations Payable

Notes, mortgage notes and obligations payable, included in the accompanying consolidated balance sheet at December 31, 2011 and 2010, consist of the following:

	December 31,
	2011	2010
	(Amounts in millions)
11% Senior Secured Notes due 2013	$—	$753.3
8.5% Senior Notes due 2021, net of discount of approximately $6.9 million	493.1	—
Senior Secured Term Loan, net of discount of approximately $7.5 million	339.9	—
10% Senior Notes due 2018	250.0	250.0
ABL Facility	42.0	85.0
Mortgage notes payable	2.1	2.6
Other	16.1	20.1
	1,143.2	1,111.0
Less amounts included in current liabilities	32.1	9.2
	$1,111.1	$1,101.8

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Second Quarter 2011 Debt Transactions

On April 26, 2011, the Company successfully completed the private placement of $500.0 million in aggregate principal amount of 8.5% Senior Notes due 2021 (the “8.5% Notes”) and also entered into a new senior secured term loan with a final maturity in 2017 and optional interest rates at the election of the Company, including LIBOR, as defined in the agreement, plus 4.0% with a LIBOR floor of 1.25% (the “Term Loan Facility”). The Company borrowed $350.0 million aggregate principal under the Term Loan Facility at a 5.25% interest rate, which resulted in net proceeds to the Company of approximately $348.2 million, after deducting an original issue discount of approximately $1.8 million. The Company received approximately $827.3 million of net proceeds in connection with the issuance of the 8.5% Notes and Term Loan Facility, after deducting approximately $20.9 million of underwriting commissions and legal, accounting and other expenses incurred. As discussed further below, the Company used approximately $825.0 million of these net proceeds to repurchase or redeem all of the Company's 11% Notes, which included approximately $753.3 million of aggregate outstanding principal balance, approximately $37.8 million of tender and redemption premiums and approximately $33.9 million of accrued but unpaid interest as of the redemption dates. Net cash from these debt transactions of approximately $2.3 million was retained by the Company for general corporate purposes.

The following is a summary of sources and uses in the second quarter of 2011 related to these debt transactions:

(Amounts in millions)
Sources:
Proceeds from issuance of the 8.5% Notes	$500.0
Proceeds from Term Loan Facility after deducting original issue discount of approximately $1.8 million	348.2
Total sources	848.2
Uses:
Repurchase or redemption of 11% Notes	(753.3)
Tender and redemption premiums for 11% Notes	(37.8)
Accrued and unpaid interest through the date of tender or redemption	(33.9)
Subtotal - 11% Notes repurchase or redemption	(825.0)
Underwriting commissions and legal, accounting and other expenses	(20.9)
Total uses	(845.9)

Net cash to Nortek	$2.3

As certain holders of the new 8.5% Notes and Term Loan Facility had previously held the 11% Notes up to the time of their repurchase or redemption, the Company determined in accordance with Accounting Standards Codification 470-50, "Debt Modifications and Extinguishments" (“ASC 470-50”) that, of the total approximately $60.5 million of original issue discounts, underwriting commissions, legal, accounting and other expenses and tender and redemption premiums, approximately $33.8 million should be recorded as a loss on debt retirement and that approximately $11.2 million and $15.5 million should be recorded as deferred debt expense and debt discount, respectively, and amortized over the lives of the respective debt instruments. The deferred debt expense of approximately $11.2 million was allocated to the 8.5% Notes and the Term Loan Facility in the amounts of approximately $6.3 million and approximately $4.9 million, respectively. The debt discount of approximately $15.5 million was allocated to the 8.5% Notes and the Term Loan Facility in the amounts of approximately $7.2 million and approximately $8.3 million, respectively.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

8.5% Senior Notes due 2021

The 8.5% Notes are unconditionally guaranteed on a senior unsecured basis by each of the Company's current and future domestic restricted subsidiaries that guarantee any of the Company's other indebtedness. Interest on the 8.5% Notes accrues at the rate of 8.5% per annum and is payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2011, until maturity. Interest on the 8.5% Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

At any time prior to April 15, 2014, the Company may redeem up to 35% of the aggregate principal amount of the 8.5% Notes with the net cash proceeds from certain equity offerings (as defined) at a redemption price of 108.5% plus accrued and unpaid interest, provided that at least 65% of the original aggregate principal amount of the 8.5% Notes remains outstanding after the redemption and the redemption occurs within 90 days of the date of the closing of such equity offerings (as defined). On or after April 15, 2016, the 8.5% Notes are redeemable at the option of the Company, in whole or in part, at any time and from time to time, on or after April 15, 2016 at 104.25%, declining to 102.125% on April 15, 2017, declining to 101.063% on April 15, 2018 and further declining to 100.0% on April 15, 2019.

In addition, at any time and from time to time prior to April 15, 2016, the Company may redeem all or any portion of the 8.5% Notes outstanding at a redemption price equal to (a) 100% of the aggregate principal amount of the 8.5% Notes to be redeemed together with accrued and unpaid interest to such redemption date, plus (b) the “Make Whole Amount”. The “Make Whole Amount” means, with respect to the 8.5% Notes at any redemption date, the greater of (i) 1.0% of the principal amount of the 8.5% Notes and (ii) the excess, if any, of (a) an amount equal to the present value of (1) the redemption price of the 8.5% Notes at April 15, 2016 plus (2) the remaining scheduled interest payments of the 8.5% Notes to be redeemed to April 15, 2016, computed using a discount rate equal to the Treasury Rate plus 0.5%, over (b) the principal amount of the 8.5% Notes to be redeemed.

The indenture governing the 8.5% Notes contains certain restrictive financial and operating covenants including covenants that restrict, among other things, the payment of cash dividends, the incurrence of additional indebtedness, the making of certain investments, mergers, consolidations and the sale of assets (all as defined in the indenture and other agreements). At December 31, 2011, the Company's 10% Notes were the most restrictive. As of December 31, 2011, we were in compliance with all covenants under the indenture that governs the 8.5% Notes.

Term Loan Facility

All obligations under the Term Loan Facility are unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly-owned domestic restricted subsidiaries of the Company that guarantee any of the Company's other indebtedness. All obligations under our Term Loan Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of the Company's assets and the assets of the guarantors, including:

•	a second-priority security interest in personal property consisting of accounts receivable, inventory, cash, deposit accounts, and certain related assets and proceeds of the foregoing; and

•	a first-priority security interest in, and mortgages on, substantially all of the Company's material owned real property and equipment.

The Term Loan Facility is repayable in quarterly installments of $875,000 with a balloon payment for the remaining balance due on April 26, 2017.

The Term Loan Facility provides that, after April 26, 2011, the Company may request additional tranches of term loans in an aggregate amount not to exceed $200.0 million. Availability of such additional tranches of term loans will be subject to the absence of any default, a pro forma secured leverage ratio test and, among other things, the receipt of commitments by existing or additional financial institutions.

Loans under the Term Loan Facility bear interest, at the Company's option, at a rate per annum equal to either (1) base rate (as defined in the credit agreement governing the Term Loan Facility) or (2) LIBOR (as defined in the credit agreement governing the Term Loan Facility), in each case plus an applicable margin. The weighted average interest rate under the Term

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Loan Facility at December 31, 2011 was 5.25%.

The credit agreement governing the Company's Term Loan Facility requires the Company to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (subject to reduction to 25% and 0% based upon the Company's secured leverage ratio) of the Company's annual excess cash flow, commencing with the fiscal year ended December 31, 2012;

•	100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any issuance of debt, other than debt permitted under the Term Loan Facility.

Certain voluntary prepayments on or prior to the first anniversary of the closing of the Term Loan Facility are subject to a call premium of 1%. Otherwise, the Company may voluntarily prepay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

The Term Loan Facility agreement contains certain restrictive financial and operating covenants, including covenants that restrict the Company's ability and the ability of its subsidiaries to complete acquisitions, pay dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions. At December 31, 2011, the Company's 10% Notes were the most restrictive. As of December 31, 2011, we were in compliance with all covenants under the agreement that governs the Term Loan Facility.

10% Senior Notes due 2018

On November 23, 2010, the Company sold $250.0 million principal amount of 10% Senior Notes due December 1, 2018 (the "10% Notes”). The 10% Notes were issued for general corporate purposes, including the acquisition of Ergotron (Note 5, "Acquisitions"), and are unconditionally guaranteed on a senior unsecured basis by each of the Company's current and future domestic subsidiaries that guarantee its obligations under the ABL Facility. Net proceeds from the sale of the 10% Notes, after deducting underwriting commissions and expenses, amounted to approximately $243.2 million.

Interest on the 10% Notes accrues at the rate of 10% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on June 1, 2011, until maturity. Interest on the 10% Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

At any time prior to December 1, 2013, the Company may redeem up to 35% of the aggregate principal amount of the 10% Notes with the net cash proceeds from certain equity offerings (as defined) at a redemption price of 110.0% plus accrued and unpaid interest, provided that at least 65% of the original aggregate principal amount of the 10% Notes remains outstanding after the redemption and the redemption occurs within 90 days of the date of the closing of such equity offerings (as defined). On or after December 1, 2014 the 10% Notes are redeemable at the option of the Company, in whole or in part, at any time and from time to time, on or after December 1, 2014 at 105.0%, declining to 102.5% on December 1, 2015 and further declining to 100.0% on December 1, 2016.

In addition, at any time and from time to time prior to December 1, 2014, the Company may redeem all or any portion of the 10% Notes outstanding at a redemption price equal to (a) 100% of the aggregate principal amount of the 10% Notes to be redeemed together with accrued and unpaid interest to such redemption date, plus (b) the “Make Whole Amount”. The “Make Whole Amount” means, with respect to the 10% Notes at any redemption date, the greater of (i) 1.0% of the principal amount of the 10% Notes and (ii) the excess, if any, of (a) an amount equal to the present value of (1) the redemption price of the 10% Notes at December 1, 2014 plus (2) the remaining scheduled interest payments of the 10% Notes to be redeemed, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the principal amount of the 10% Notes to be redeemed.

The indenture governing the 10% Notes contains certain restrictive financial and operating covenants including covenants that restrict, among other things, the payment of cash dividends, the incurrence of additional indebtedness, the making of certain investments, mergers, consolidations and the sale of assets (all as defined in the indenture and other agreements). As of December 31, 2011, the Company had the capacity to make certain payments, including dividends, under the 10% Notes

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

of approximately $25.0 million. As of December 31, 2011, we were in compliance with all covenants under the indenture that governs the 10% Notes.

Amended & Restated $300.0 million senior secured asset-based revolving credit facility

In December 2010, Nortek entered into an amended and restated $300.0 million ABL Facility, which replaced Nortek's three-year $300.0 million senior secured asset-based revolving credit facility dated March 2010. In conjunction with amending the ABL Facility, the Company incurred fees and expenses of approximately $2.7 million.

The ABL Facility consists of a $280.0 million U.S. facility (with a $60.0 million sublimit for the issuance of U.S. standby letters of credit and a $20.0 million sublimit for U.S. swingline loans) and a $20.0 million Canadian facility. As of December 31, 2011, the Company had approximately $42.0 million in outstanding borrowings and approximately $14.7 million in outstanding letters of credit under the ABL Facility and, based on the December 31, 2011 borrowing base calculations, the Company had excess availability of approximately $203.9 million under the ABL Facility.

There are limitations on the Company’s ability to incur the full $300.0 million of commitments under the ABL Facility. Availability is limited to the lesser of the borrowing base under the ABL Facility and $300.0 million. The borrowing base at any time will equal the sum (subject to certain reserves and other adjustments) of:

•	85% of the net amount of eligible accounts receivable;

•	85% of the net orderly liquidation value of eligible inventory; and

•	available cash subject to certain limitations as specified in the ABL Facility.

The interest rates applicable to loans under the ABL Facility are, at the Company’s option, equal to either an adjusted LIBOR rate for a one, two, three or six month interest period (or a nine or twelve month period, if available) or an alternate base rate chosen by the Company, plus an applicable margin percentage ranging from 2.25% to 2.75% for U.S. Borrowings, and 1.25% to 1.75% for Canadian Borrowings, depending on the Company’s Average Excess Availability (as defined in the ABL Facility). The alternate base rate will be the greater of (1) the Federal Funds rate plus 0.50%, (2) 1.00% plus the LIBOR rate for a 30 day interest period as determined on such day, or (3) the prime rate. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly. At December 31, 2011, the weighted average interest rate on the ABL Facility was approximately 2.93%.

The Company will be required to deposit cash daily from its material deposit accounts (including all concentration accounts) into collection accounts maintained with the administrative agent under the ABL Facility, which will be used to repay outstanding loans and cash collateralized letters of credit, if (i) excess availability (as defined in the ABL Facility) falls below the greater of $35.0 million or 15% of the borrowing base or (ii) an event of default has occurred and is continuing. In addition, under the ABL Facility, if (i) excess availability falls below the greater of $30.0 million or 12.5% of the borrowing base or (ii) an event of default has occurred and is continuing, the Company will be required to satisfy and maintain a consolidated fixed charge coverage ratio measured on a trailing four quarter basis of not less than 1.1 to 1.0. The Company’s ability to meet the required fixed charge coverage ratio can be affected by events beyond its control. A breach of any of these covenants could result in a default under the ABL Facility. Based on the December 31, 2011 borrowing base calculations, at December 31, 2011, the Company had approximately $164.8 million of excess availability before triggering the cash deposit requirements as discussed above.

Additional borrowings under the ABL Facility require the Company and its subsidiaries to make certain customary representations and warranties as of the date of such additional borrowing. In the event that the Company and its subsidiaries are unable to make such representations and warranties on such borrowing date, then the lenders under the ABL Facility may not honor such request for additional borrowing. The ABL Facility also provides the lenders considerable discretion to impose reserves or availability blocks, which could materially impair the amount of borrowings that would otherwise be available to the Company and its subsidiaries and may require the Company to repay certain amounts outstanding under the ABL Facility. There can be no assurance that the lenders under the ABL Facility will not impose such actions during the term of the ABL Facility.

The credit agreement for the ABL Facility contains certain restrictive financial and operating covenants, including covenants that restrict the Company’s ability and the ability of its subsidiaries to complete acquisitions, pay dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions. At December 31, 2011, the Company's 10% Notes

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

were the most restrictive. As of December 31, 2011, we were in compliance with all covenants under the agreement that governs the ABL Facility.

On February 3, 2012, the Company voluntarily repaid $25.0 million of outstanding borrowings under its ABL Facility and, accordingly, has classified such amount as current maturities of long-term debt in the accompanying consolidated balance sheet at December 31, 2011.

Other Indebtedness

At December 31, 2010, the Company's subsidiary, Best, was not in compliance with certain maintenance covenants with respect to one of its loan agreements with borrowings outstanding of approximately $1.4 million. As a result, the Company reclassified the long-term portion of outstanding borrowings under this agreement of approximately $0.6 million as a current liability on its consolidated balance sheet at December 31, 2010.  The lender did not take any action related to the covenant noncompliance at that time.  The next measurement date for the maintenance covenant was for the year ended December 31, 2011 and the Company believed it was probable that Best would not be in compliance with such covenants at such time. In the event this lender accelerated this loan, additional indebtedness of Best under a different loan agreement with borrowings outstanding of approximately $1.7 million at December 31, 2010 could have also become immediately due and payable if such cross-default was not waived. As a result, the Company also reclassified the long-term portion of this additional indebtedness of approximately $0.9 million as a current liability on its consolidated balance sheet at December 31, 2010. The remaining amounts outstanding under these debt agreements of approximately $1.4 million at December 31, 2011 are due in 2012 and are classified as current maturities of long-term debt at December 31, 2011.

Mortgage notes payable of approximately $2.1 million outstanding at December 31, 2011 includes various mortgage notes and other related indebtedness payable in installments through 2019. These notes have a weighted average interest rate of approximately 3.0% and are collateralized by property and equipment with an aggregate net book value of approximately $7.3 million at December 31, 2011.

Other obligations, including capital leases, of approximately $16.1 million outstanding at December 31, 2011 include borrowings relating to equipment purchases, notes payable issued for acquisitions and other borrowings bearing interest at rates ranging from approximately 2.1% to 15.0% and maturing at various dates through 2018. Approximately $10.0 million of such indebtedness is collateralized by property and equipment with an aggregate net book value of approximately $13.4 million at December 31, 2011.

Scheduled Maturities

The maturities for the Company’s notes, mortgage notes and obligations payable (excluding approximately $16.3 million of debt discount) were:

Year Ended December 31,	Debt Obligation Maturities
(Amounts in millions)
2012	$32.5
2013	8.5
2014	5.8
2015	22.6
2016	3.9
Thereafter	1,086.2

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

9.	SHARE-BASED COMPENSATION

Incentive Compensation Plan

On December 17, 2009, the Company established the 2009 Omnibus Incentive Plan (the “Incentive Plan”) which allows for grants of options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation awards. The Incentive Plan is administered by the Board of Directors, the Compensation Committee of the Board of Directors, or any other committee designated by the Board of Directors to administer the Incentive Plan (the “Committee”). Participants consist of such employees, directors and other individuals providing services to the Company, or any subsidiary or affiliate, as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive awards.

Under the 2009 Plan, 2,153,110 shares were authorized for grant through December 17, 2019, of which 1,076,555 may be in the form of incentive stock options. The maximum number of shares for which options and stock appreciation rights may be granted to any participant in any calendar year is 627,990, and the maximum number of shares with respect to other awards denominated in shares in any calendar year is 627,990. The maximum value of cash payable with respect to awards denominated in cash or property that may be granted to any participant in any plan year is $5.0 million, subject to certain adjustments as defined. In the event that any outstanding award expires, is forfeited, canceled or otherwise terminated without the issuance of shares or is otherwise settled for cash, the shares subject to such award shall again be available for awards. At December 31, 2011, there are 867,203 remaining shares available for grant under the Incentive Plan. The number of shares available for grant under the Incentive Plan as of December 31, 2011 includes 100,000 shares of restricted common stock with performance-based vesting awarded to Mr. Clarke effective December 30, 2011 pursuant to his employment agreement. These shares are not deemed granted as of December 31, 2011 for purposes of ASC 718 because the related performance goals were not determined by the Board of Directors as of that date.

Stock Options

Options granted under the Plan generally vest at the rate of 20% on each anniversary of the grant date, beginning with the first anniversary of the grant date, with 100% vesting upon the fifth anniversary of the grant date and, unless terminated earlier, expire on the tenth anniversary of the grant date.

The following table summarizes the Company's common stock option transactions for the years ended December 31, 2011 and 2010. No options were exercised during 2010 or 2009.

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions) (1)
Outstanding, December 31, 2009	710,731	$17.50
Granted	92,000	22.61
Forfeited	(21,750)	17.50
Outstanding, December 31, 2010	780,981	18.10
Granted	210,000	26.82
Exercised	(28,928)	17.50		$0.7
Forfeited	(244,937)	17.50
Canceled	(2,250)	17.50
Outstanding, December 31, 2011	714,866	20.89	8.6

Options vested and exercisable as of December 31, 2011	227,466	$17.91	7.9	$1.9

Remaining options expected to vest as of December 31, 2011	458,660	$22.45	8.9	$2.0

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

(1)
The aggregate intrinsic value of options represents the total pre-tax intrinsic value (the difference between the estimated fair value of the Company's stock on December 31, 2011 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2011. This amount changes based upon the fair market value of the Company's common stock.

The weighted average grant date fair value of options granted was approximately $11.37, $8.05 and $4.66 during the years ended December 31, 2011, 2010 and 2009, respectively.

The estimated fair value of the options granted was measured on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	December 31,
	2011	2010	2009
Risk-Free Interest Rate	1.37%	2.39%	2.19%
Expected Term	6.5 years	5.78 years	5.78 years
Expected Volatility	40.7%	55.0%	55.0%
Expected Dividend Yield	—%	—%	—%

The risk-free interest rate for periods within the life of the option is based upon a blend of U.S. Treasury bond rates with maturities equal to the expected term of the options. Prior to December 2011, the expected term assumption was derived using a binomial model analysis. Commencing with grants made in December 2011, the expected term assumption was derived using the simplified method, as described in SEC Staff Accounting Bulletin Topic 14.D.2, "Share-Based Payment - Certain Assumptions Used in Valuation Methods". This change in estimation methodology did not have a material impact on the resulting estimated fair value of options granted. The expected volatility assumption is based upon the historical volatility of comparable public companies’ stock as well as the implied volatility of outstanding options for the comparable companies that had such options. The dividend yield represents the expected dividends on the Company's common stock for the expected term of the option.

As of December 31, 2011, there was approximately $3.6 million of unrecognized compensation cost related to stock options granted under the Incentive Plan. This cost is expected to be recognized on a straight-line basis over a weighted average period of approximately 3.6 years. Total compensation expense related to stock options was approximately $0.4 million and $0.8 million for 2011 and 2010, respectively. The related tax benefit recognized for 2010 totaled approximately $0.3 million. There was no tax benefit recorded for 2011. No compensation cost was recognized during the 2009 Successor Period for stock options.

Restricted Stock

The Company has awarded performance based restricted shares of common stock to certain key employees. These shares are eligible to become vested in annual installments beginning in 2010 based upon the achievement of specified levels of Adjusted EBITDA, as defined, for each of the years ended December 31, 2010, 2011, 2012 and 2013. The shares, if any, are vested as of December 31 of each year. However, as the number of shares vesting is contingent upon the Company's financial results, determined based upon the issuance of audited financial statements, the actual issuance of shares to recipients does not occur until the first quarter of the following year.

The Company has also awarded time-based restricted shares of common stock to certain key employees. These shares vest annually, on the anniversary of the date of grant, over three or five years provided the recipient remains employed by the Company.

Restricted stock has the same cash dividend and voting rights as other common stock and, once issued, is considered to be legally issued and outstanding (even when unvested). Recipients of restricted stock are entitled to receive dividends when and if the Company pays a cash dividend on its common stock. Such dividends are payable only upon the vesting of the related restricted shares.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

The following table summarizes the Company's restricted stock activity for the years ended December 31:

	2011		2010
	Number of Shares	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Unvested, Beginning of Year	526,220	$11.29	710,731	$11.29
Granted	105,616	29.04	2,000	10.85
Vested	(500)	10.85	(174,761)	11.29
Forfeited	(264,484)	11.76	(11,750)	11.29
Unvested, End of Year	366,852	$16.06	526,220	$11.29

The aggregate fair value of shares vesting during 2011 and 2010 was approximately $0 million and $2.0 million, respectively. No shares vested during the 2009 Successor Period.

Of the total number of unvested shares of restricted stock at December 31, 2011, 266,236 were performance based awards with a weighted average estimated grant date fair value of approximately $11.29 per share, and 100,616 were time-based awards with a weighted average estimated grant date fair value of approximately $28.70. The cost of the performance based restricted stock awards, calculated as the estimated grant date fair value, net of estimated forfeitures, is being recognized as it becomes probable that the restricted shares, or any portion thereof, will vest. The cost of the time-based restricted stock awards, net of estimated forfeitures, is being recognized on a straight-line basis over the related vesting period. The fair value of the 2011 and 2010 grants is based upon the closing price of the Company's stock on the date of grant. The fair value of the 2009 grants was estimated using a combination of the income and market approaches. Total compensation expense recognized in 2011 and 2010 related to restricted stock was approximately $0.2 million and $2.0 million, respectively. The related tax benefit recognized for 2011 and 2010 totaled approximately $0.1 million and $0.8 million, respectively. No compensation cost was recognized during the 2009 Successor Period for restricted stock awards. At December 31, 2011, there was approximately $5.4 million of unrecognized compensation cost with respect to restricted stock granted under the Incentive Plan. This cost is expected to be recognized over a weighted average period of approximately 3.1 years.

The targeted Adjusted EBITDA for 2013 has not been established. Therefore, under ASC 505-50, “Equity-Based Payments to Non-Employees”, a measurement date has not occurred for accounting purposes with respect to the shares expected to vest in that year.

Predecessor Stock-Based Compensation

At December 31, 2008, certain employees and consultants held approximately 23,269 C-1 units and approximately 40,745 C-2 units, which represented equity interests in THL-Nortek Investors, LLC (“Investors LLC”), the parent of NTK Holdings, Inc., that functioned similar to stock awards. The C-1 units vested pro rata on a quarterly basis over a three-year period and approximately 23,116 were vested at December 31, 2008. The total fair value of the C-1 units was approximately $1.2 million and approximately $0.1 million remained to be amortized at December 31, 2008. The Predecessor recorded stock-based compensation charges in SG&A of approximately $0.1 million for the 2009 Predecessor Period. These units were cancelled in connection with the Reorganization.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

10.	PENSION, PROFIT SHARING AND OTHER POST RETIREMENT BENEFITS

Nortek and its subsidiaries have various pension, supplemental retirement plans for certain officers, profit sharing and other post retirement benefit plans requiring contributions to qualified trusts and union administered funds.

Pension, profit sharing and other post retirement health benefit expense charged to operations aggregated approximately $4.3 million, $3.8 million, $0.2 million and $5.9 million for 2011, 2010, the 2009 Successor period and the 2009 Predecessor period, respectively.

The increase in pension, profit sharing and other post retirement health benefit expense for 2011 over 2010 is primarily attributable to the reinstatement of the 401(k) matching contribution in the CAS and TECH segments and acquisitions in the TECH segment, which added approximately $0.5 million to expense. These increases were partially offset by a reduced interest cost and favorable investment return for the Company's defined benefit plans in 2010.

The decrease in pension, profit sharing and other post retirement health benefit expense for 2010 over the 2009 Successor and Predecessor periods is primarily attributable to the elimination of the deferred loss recognition component of pension expense, reduced service and interest costs and favorable investment return for the Company's defined benefit plans. All outstanding amortization items were recognized during fiscal 2009 as part of fresh-start accounting (Note 3, "Fresh-Start Accounting"). Also contributing to the decrease was the suspension of the 401(k) matching contribution and reductions in profit sharing expense in 2010 in the CAS segment, offset by an increase in profit sharing expense in the RESV segment.

The Company’s policy is to generally fund currently at least the minimum required annual contribution of its various qualified defined benefit plans. In 2012, the Company expects to contribute approximately $9.4 million (unaudited) to its defined benefit pension plans.

Pension Benefits

The table that follows provides a reconciliation of pension benefit obligations for the periods presented:

	December 31,
	2011	2010
	(Amounts in millions)
Change in benefit obligation:
Benefit obligation at January 1,	$168.6	$162.0
Service cost	0.5	0.4
Interest cost	8.5	8.9
Gain due to foreign exchange	(0.2)	(1.0)
Actuarial loss, excluding assumption changes	5.3	1.2
Actuarial loss due to assumption changes	15.3	9.3
Benefits and expenses paid	(11.7)	(12.2)
Benefit obligation at December 31,	$186.3	$168.6

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

The table that follows provides a reconciliation of plan assets for the periods presented:

	December 31,
	2011	2010
	(Amounts in millions)
Change in plan assets:
Fair value of plan assets at January 1,	$124.1	$116.6
Actual (loss) gain on plan assets	(1.1)	15.8
Loss due to foreign exchange	(0.1)	(0.9)
Employer contribution	7.9	4.8
Benefits and expenses paid	(11.7)	(12.2)
Fair value of plan assets at December 31,	$119.1	$124.1

As of December 31, 2011 and 2010, all of the Company's plans were underfunded. The table that follows provides a reconciliation of the funded status of plans for the periods presented:

	December 31,
	2011	2010
	(Amounts in millions)
Funded status and statement of financial position:
Fair value of plan assets at December 31,	$119.1	$124.1
Benefit obligation at December 31,	186.3	168.6
Funded status at December 31,	$(67.2)	$(44.5)

The following amounts were recognized in the accompanying consolidated balance sheet for the Company’s defined benefit plans at December 31, 2011 and 2010:

	December 31,
	2011	2010
	(Amounts in millions)
Current liabilities	$0.7	$0.6
Non-current liabilities	66.5	43.9
	$67.2	$44.5

The following amounts were recognized in accumulated other comprehensive income (loss) in the accompanying consolidated balance sheet at December 31, 2011 and 2010:

	December 31,
	2011	2010
	(Amounts in millions)
Actuarial loss, net of tax benefit of approximately $10.4 million and $0.6 million, respectively	$(20.5)	$(1.5)

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the Company's pension plans with accumulated benefit obligations in excess of plan assets were approximately $186.3 million, $185.9 million and $119.1 million, respectively, as of December 31, 2011. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the Company's pension plans with accumulated benefit obligations in excess of plan assets were approximately $168.6 million, $168.5 million and $124.1 million, respectively, as of December 31, 2010.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

At December 31, 2011, the expected future benefit payments for the defined benefit plans were as follows:

Year Ended December 31,	Defined Benefit Plan Payments
(Amounts in millions)
2012	$11.8
2013	11.9
2014	12.0
2015	12.1
2016	12.3
2017-2021	62.9

The Company’s pension plan assets by asset category and by investment objective for equity securities, investment funds and investments in limited partnerships are shown in the tables below. Pension plan assets for the foreign plan relate to the Company’s pension plan in the United Kingdom.

	December 31, 2011		December 31, 2010
	Investment	% of Total	Investment	% of Total
	(Dollar amounts in millions)
Asset Category
Interest bearing cash:
Domestic plans	$1.7	1.4%	$2.3	1.9%
Government securities:
Domestic plans	4.8	4.0	3.2	2.6
Corporate debt:
Domestic plans	9.6	8.1	11.1	8.9
Equity securities:
Domestic plans	18.0	15.1	21.1	17.0
Investment funds:
Domestic plans	51.9	43.6	53.5	43.1
Investments in limited partnerships:
Domestic plans	5.1	4.3	5.5	4.4
Investments in pooled pension funds:
Foreign plan	26.4	22.2	25.9	20.9
Other investments:
Domestic plans	1.6	1.3	1.5	1.2
Total plan assets	$119.1	100.0%	$124.1	100.0%
Equity Securities by Investment Objective:
Domestic large cap value	$—	—%	$3.9	3.1%
Domestic mid cap growth	5.3	4.4	4.0	3.2
Domestic mid cap value	7.6	6.4	8.1	6.5
Domestic small cap value	5.1	4.3	5.1	4.2
	$18.0	15.1%	$21.1	17.0%

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

The investment objective for equity securities represents the principal criteria by which investment manager performance is evaluated. Individual investments included within these groupings may include foreign or other equity investments that are reflective of the overall investment objective for the investment manager.

	December 31, 2011		December 31, 2010
	Investment	% of Total	Investment	% of Total
	(Dollar amounts in millions)
Investment Funds by investment objective:
Domestic large cap growth	$—	—%	$4.2	3.4%
Domestic large cap value	3.6	3.0	—	—
International value	6.4	5.5	3.5	2.8
International core	5.4	4.5	10.2	8.2
Domestic mid cap value	5.7	4.8	4.1	3.3
Domestic small cap value	5.4	4.5	5.5	4.4
Domestic small cap core	3.0	2.5	3.2	2.6
International macro hedge	1.6	1.3	2.5	2.0
Fixed income	20.8	17.5	20.3	16.4
	$51.9	43.6%	$53.5	43.1%

Investments in Limited Partnerships by investment objective:
Domestic large cap core	$2.6	2.2%	$2.5	2.0%
International core	2.5	2.1	2.9	2.3
Domestic mid cap value	—	—	0.1	0.1
	$5.1	4.3%	$5.5	4.4%

Investments in pooled pension funds by investment objective:
Fixed income	$10.5	8.8%	$10.4	8.4%
International hedge	15.9	13.4	15.5	12.5
	$26.4	22.2%	$25.9	20.9%

The Company’s overall weighted-average asset allocations for its domestic and foreign plans at December 31, 2011 and 2010 are as follows:

	December 31,
Asset Category	2011	2010
Cash and cash equivalents	1.4%	1.9%
Equity based	58.9%	60.6%
Fixed income based	39.7%	37.5%
	100.0%	100.0%

The Company’s domestic qualified defined benefit plans’ and foreign pension plan’s assets are invested to maximize returns without undue exposure to risk. The domestic plans investment objectives are to produce a total return exceeding the median of a universe of portfolios with similar average asset allocation and investment style objectives, and to earn a return, net of fees, greater or equal to the long-term rate of return used by the Company in determining pension expense. The foreign plan investment objectives for the fixed income pooled pension fund are to provide capital growth and income primarily through investment in non-government debt securities. The foreign plan investment objectives for the international hedge pooled pension fund are to provide positive investment returns in all market conditions over the medium to long-term and the investment strategies include the use of advanced derivative techniques that result in a highly diversified portfolio. As indicated in the tables above, investment risk for both the domestic and foreign plans are controlled by maintaining a portfolio of assets

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

that is diversified across a variety of asset classes and investment styles in order to minimize exposure with respect to the size of individual securities and industry concentration. The domestic plans use a variety of investment managers who are evaluated on a quarterly basis while the foreign plan uses two investment funds to manage its assets. The plans’ asset allocation policies are consistent with the established investment objectives and risk tolerances. The asset allocation policies are developed by examining the historical relationships of risk and return among asset classes, and are designed to provide the highest probability of meeting or exceeding the return objectives at the lowest possible risk. For 2012, the domestic plans’ target allocation is 56.5% for equity based investments, 42.0% for fixed income based investments and 1.5% for cash. The foreign plan target allocation for 2012 is to split the pension assets broadly into 60.0% growth investments and 40.0% bond investments consistent with the portfolio benchmark for 2011.

The following tables sets forth by level, within the fair value hierarchy (see Note 4, “Summary of Significant Accounting Policies”), the pension plan assets carried at fair value as of December 31, 2011 and 2010:

	Assets at Fair Value as of December 31, 2011
	Level 1	Level 2	Level 3	Total
	(Amounts in millions)
Interest-bearing cash	$1.7	$—	$—	$1.7
U.S. government securities	4.8	—	—	4.8
Corporate debt	9.6	—	—	9.6
Equity securities	18.0	—	—	18.0
Investment funds	51.9	—	—	51.9
Investments in limited partnerships	—	—	5.1	5.1
Investments in pooled pension funds	26.4	—	—	26.4
Other long-term investments	1.6	—	—	1.6
Total investments at fair value	$114.0	$—	$5.1	$119.1

	Assets at Fair Value as of December 31, 2010
	Level 1	Level 2	Level 3	Total
	(Amounts in millions)
Interest-bearing cash	$2.3	$—	$—	$2.3
U.S. government securities	3.2	—	—	3.2
Corporate debt	11.1	—	—	11.1
Equity securities	21.1	—	—	21.1
Investment funds	53.5	—	—	53.5
Investments in limited partnerships	—	—	5.5	5.5
Investments in pooled pension funds	25.9	—	—	25.9
Other long-term investments	1.5	—	—	1.5
Total investments at fair value	$118.6	$—	$5.5	$124.1

The table below sets forth a summary of changes in the fair value of the Plan’s Level 3 assets for the year ended December 31, 2011:

Investments in Limited Partnerships
(Amounts in millions)
Balance, beginning of year	$5.5
Net decline in the value of investments	(0.4)
Balance, end of year	$5.1

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

The assumptions used in determining pension, supplemental retirement plans and post retirement costs and the projected benefit obligation are as follows:

For the Year Ended December 31,
	2011	2010	2009
Discount rate for projected benefit obligation	3.00% - 4.70%	4.00% - 5.40%	4.50% - 6.00%
Discount rate for pension costs	4.00% - 5.40%	4.50% - 6.00%	4.50% - 6.00%
Expected long-term average return on plan assets	6.72% - 7.75%	6.72% - 7.75%	6.75% - 7.75%
Rate of compensation increase	2.00% - 3.00%	2.00% - 3.00%	2.00% - 3.00%

The Company utilizes long-term investment-grade bond yields as the basis for selecting a discount rate by which plan obligations are measured. An analysis of projected cash flows for each plan is performed in order to determine plan-specific duration. Discount rates are selected based on high quality corporate bond yields of similar durations.

The Company’s net periodic benefit cost for its defined benefit plans for the periods presented consist of the following components:

	Successor			Predecessor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -	Jan. 1, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009	Dec. 19, 2009
	(Amounts in millions)
Service cost	$0.5	$0.4	$—	$0.6
Interest cost	8.5	8.9	0.4	8.9
Expected return on plan assets	(9.3)	(8.5)	(0.4)	(7.1)
Recognized actuarial loss	—	—	—	0.6
Net periodic benefit (income) cost	$(0.3)	$0.8	$—	$3.0

The adjustment to accumulated other comprehensive income represents the net unrecognized actuarial gains and losses. These amounts will be recognized in future periods as components of net periodic pension cost. The Company expects to recognize approximately $0.8 million in accumulated other comprehensive income as components of net periodic benefit cost in the year ended December 31, 2012.

Other changes in assets and obligations recognized in other comprehensive income (loss) for 2011, 2010, the 2009 Successor Period and the 2009 Predecessor Period consist of net losses of approximately $20.5 million (net of tax of approximately $10.4 million), net losses of approximately $2.3 million (net of tax of approximately $0.9 million), net gains of approximately $0.8 million (net of tax of approximately $0.3 million) and net gains of approximately $5.2 million (net of tax of approximately $1.8 million), respectively.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Non-Pension Post Retirement Health Benefits

The table that follows provides a reconciliation of the benefit obligations of the Company’s post retirement health benefit plans for the periods presented:

	December 31,
	2011	2010
	(Amounts in millions)
Change in benefit obligation:
Benefit obligation at January 1,	$6.9	$6.7
Interest cost	0.2	0.3
Actuarial gain excluding assumption changes	(1.1)	(0.1)
Actuarial loss due to assumption changes	0.1	0.1
Benefits and expenses paid	(0.8)	(0.1)
Benefit obligation at December 31,	$5.3	$6.9

The table that follows provides a reconciliation of the plan assets of the Company’s post retirement health benefit plans for the periods presented:

	December 31,
	2011	2010
	(Amounts in millions)
Change in plan assets:
Fair value of plan assets at January 1,	$—	$—
Employer contribution	0.8	0.1
Benefits and expenses paid	(0.8)	(0.1)
Fair value of plan assets at December 31,	$—	$—

The table that follows provides a reconciliation of the funded status of the Company’s post retirement health benefit plans for the periods presented:

	December 31,
	2011	2010
	(Amounts in millions)
Funded status and statement of financial position:
Fair value of plan assets	$—	$—
Benefit obligation	5.3	6.9
Funded status at December 31,	$(5.3)	$(6.9)

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

The following amounts were recognized in the accompanying consolidated balance sheet for the Company’s post retirement health benefit plans at December 31, 2011 and 2010:

	December 31,
	2011	2010
	(Amounts in millions)
Current liabilities	$3.3	$0.4
Non-current liabilities	2.0	6.5
	$5.3	$6.9

At December 31, 2011, the expected post retirement health benefit payments for the Company's post retirement health benefit plans were as follows:

Year Ended December 31,	Post Retirement Health Benefit Payments
(Amounts in millions)
2012	$3.3
2013	0.3
2014	0.3
2015	0.3
2016	0.3
2017-2021	1.0

The Company’s net periodic benefit cost for its post retirement health benefit plans for the periods presented consists of the following components:

	Successor			Predecessor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -	Jan. 1, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009	Dec. 19, 2009
	(Amounts in millions)
Interest cost	$0.2	$0.3	$—	$0.3
Settlement gain	(0.1)	—	—	—
Amortization of prior service cost	(0.1)	—	—	(0.2)
Net periodic post-retirement health benefit cost	$—	$0.3	$—	$0.1
The Company's net periodic benefit cost for its post retirement health benefit plans for 2011 reflects settlement accounting resulting from the retirement of Mr. Bready in the second quarter of 2011 (see Note 15, "Retirement of Richard L. Bready").

The adjustment to accumulated other comprehensive income represents the net unrecognized actuarial gains and losses. These amounts will be recognized in future periods as components of net periodic pension cost. The Company expects to recognize a credit of approximately $0.2 million in accumulated other comprehensive income as components of net periodic benefit cost in the year ended December 31, 2012.

The amount recognized in other comprehensive income (loss) for 2011 was a net gain of approximately $0.5 million (net of tax of approximately $0.3 million) and for the 2009 Predecessor Period was a loss of approximately $0.4 million. At December 19, 2009, prior to the fresh-start adjustment to eliminate accumulated other comprehensive income, a gain of approximately $0.2 million was recognized in other comprehensive income. There were no amounts recognized in accumulated other comprehensive income for 2010 or the 2009 Successor Period.

For purposes of calculating the post retirement health benefit cost, a medical inflation rate of 7.50% and 8.25% was assumed for 2011 and 2010, respectively. For both 2011 and 2010, the rate was assumed to decrease gradually to an ultimate rate of 5.0% by 2014. A one percentage point change in assumed health care cost trends does not have a significant effect on the

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

amount of liabilities recorded in the consolidated balance sheet at December 31, 2011.

11.	COMMITMENTS AND CONTINGENCIES

The Company provides accruals for all direct costs, including legal costs, associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued are estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes. Legal costs for other than probable contingencies are expensed when services are performed.

At December 31, 2011, the Company is obligated under operating lease agreements for the rental of certain real estate and machinery and equipment used in its operations. At December 31, 2011, future minimum rental obligations aggregated approximately $77.7 million and are payable as follows:

Year Ended December 31,	Future Minimum Rental Obligations
(Amounts in millions)
2012	$21.5
2013	17.6
2014	12.6
2015	8.3
2016	5.2
Thereafter	12.5

Certain of these lease agreements provide for increased payments based on changes in the consumer price index. Under certain of these lease agreements, the Company or its subsidiaries are also obligated to pay insurance and taxes.

Rental expense charged to continuing operations in the accompanying consolidated statement of operations was approximately $31.2 million, $32.2 million, $1.2 million and $31.5 million for 2011, 2010, the 2009 Successor Period and the 2009 Predecessor Period, respectively.

The Predecessor’s former subsidiary, Ply Gem, guaranteed third party obligations relating to rental payments through June 30, 2016 for a facility leased by a former subsidiary, which was sold on September 21, 2001. The Predecessor indemnified these guarantees in connection with the sale of Ply Gem on February 12, 2004. During the 2009 Predecessor Period, the Predecessor paid approximately $3.3 million in exchange for a release from the indemnification agreement. This event resulted in a reduction of approximately $3.9 million to SG&A in the accompanying consolidated statement of operations for the 2009 Predecessor Period. In connection with the bankruptcy, the Company recovered approximately $1.2 million from the settlement and recognized this amount in Gain on Reorganization Items, net in the accompanying consolidated statement of operations.

The Company has indemnified third parties for certain matters in a number of transactions involving dispositions of former subsidiaries.  The Company has recorded liabilities in relation to these indemnifications of approximately $5.5 million at December 31, 2011, of which approximately $2.3 million are recorded in accrued expenses and approximately $3.2 million are recorded in other long-term liabilities in the accompanying consolidated balance sheet.  At December 31, 2011, the undiscounted future payments related to these indemnifications are estimated to be approximately $6.0 million.  At December 31, 2010, the Company had recorded liabilities in relation to these indemnifications of approximately $5.7 million, of which approximately $2.2 million was recorded in accrued expenses and approximately $3.5 million was recorded in other long-term liabilities in the accompanying consolidated balance sheet.

The Company sells a number of products and offers a number of warranties including, in some instances, extended warranties for which the Company receives proceeds.  The specific terms and conditions of these warranties vary depending on the product sold and the country in which the product is sold.  The Company estimates the costs that may be incurred under its warranties, with the exception of extended warranties, and records a liability for such costs at the time of sale.  Deferred revenue from extended warranties is recorded at estimated fair value and is amortized over the life of the warranty and periodically reviewed to ensure that the amount recorded is equal to or greater than estimated future costs.  Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction.  The Company periodically assesses the adequacy of its recorded warranty claims

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

and adjusts the amounts as necessary. In 2010, these assessments resulted in a reduction to the Company's warranty liability by approximately $4.8 million, thereby decreasing net loss by approximately $3.0 million, or approximately $0.20 per share.

Changes in the Company’s combined short-term and long-term warranty liabilities (see Note 14, “Accrued Expenses and Taxes, Net and Other Long-Term Liabilities”) during the periods presented are as follows:

	December 31,
	2011	2010
	(Amounts in millions)
Balance, beginning of period	$55.9	$54.3
Warranties provided during period	26.3	29.4
Settlements made during period	(29.7)	(25.2)
Changes in liability estimate, including expirations and acquisitions	3.8	(2.6)
Balance, end of period	$56.3	$55.9

In the fourth quarter of 2009, two of the Company's subsidiaries in the TECH segment began shipping security products to a new customer under an agreement to manufacture and sell these security products. Under this agreement, the Company recognized net sales of approximately $98.1 million and $52.1 million during 2011 and 2010, respectively. The agreement includes payment terms which are extended beyond the subsidiaries' normal payment terms. The Company has determined that cash basis accounting treatment is appropriate for revenue recognition under this agreement. Accordingly, the Company has deferred revenue recognition on approximately $6.3 million and $9.2 million of net sales at December 31, 2011 and 2010, respectively, and recorded the cost basis of related inventory shipped of approximately $4.8 million and $6.5 million at December 31, 2011 and 2010, respectively, in other current assets in the accompanying consolidated balance sheet. In addition, included in inventory is approximately $3.5 million and $6.1 million at December 31, 2011 and 2010, respectively, of inventory related to this customer. As only limited cash collection history was available in periods prior to December 31, 2009, the Company recorded loss contingency reserves of approximately $3.0 million against cost of products sold in 2009. Based on collection experience with this customer throughout 2010, the Company believed that it would be able to recover all revenue on the inventories shipped to this customer. Based on this, in the third quarter of 2010, the Company reversed the $3.0 million loss contingency reserve that was previously provided against cost of products sold in 2009.

During the fourth quarter of 2011, the customer made approximately $13.3 million of delinquent payments that were scheduled to be received in the third quarter of 2011. In the fourth quarter, the customer notified the Company of a product recall issue related to certain products that the Company provided to the customer who in turn sold such products to third parties. The Company has agreed to reimburse the customer approximately $4.5 million for the cost of this recall, and this amount was charged to earnings in 2011. The Company made approximately $4.2 million in progress payments to the customer for the product recall in the fourth quarter of 2011, including approximately $1.3 million which was withheld by the customer from a payment made in December. As of December 31, 2011, the customer owed the Company $6.3 million, substantially all of which was received in the first quarter of 2012. The Company will work towards maintaining a longer ongoing relationship beyond 2012, but cannot offer any assurance that it will be successful. The Company will continue to closely monitor the situation with this customer. As the Company records revenue on the cash basis of accounting for this customer, the failure to receive scheduled payments in the future would result in a corresponding reduction to the Company's revenue and cost of goods sold.

The Company is subject to other contingencies, including legal proceedings and claims, arising out of its businesses that cover a wide range of matters including, among others, environmental matters, contract and employment claims, product liability, warranty and modification and adjustment or replacement of component parts of units sold, which include product recalls. Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned. The Company has used various substances in its products and manufacturing operations which have been or may be deemed to be hazardous or dangerous, and the extent of its potential liability, if any, under environmental, product liability and workers' compensation statutes, rules, regulations and case law is unclear. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.

The Company has undertaken several voluntary product recalls and reworks over the past several years, and additional product

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

recalls and reworks could result in material costs. Many of the Company's products, especially certain models of bath fans, range hoods, and residential furnaces and air conditioners, have a large installed base, and any recalls and reworks related to products with such a base could be particularly costly. The costs of product recalls and reworks are not generally covered by insurance. Any recalls or reworks may adversely affect the Company's reputation as a manufacturer of high-quality, safe products and could have a material adverse effect on its financial condition, results of operations and cash flows.

While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits, warranty, product liability, environmental liabilities and product recalls, the Company believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity. It is possible, however, that results of operations for any particular future period could be materially affected by changes in the Company's assumptions or strategies related to these contingencies or changes that are not within the Company's control.

12.	SEGMENT INFORMATION AND CONCENTRATION OF CREDIT RISK

The Company is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. The Company's five reporting segments are as follows:

•	the Residential Ventilation (“RESV”) segment,

•	the Technology Solutions (“TECH”) segment,

•	the Display Mount Solutions ("DMS") segment,

•	the Residential Heating and Cooling (“RHC”) segment, and

•	the Commercial Air Solutions (“CAS”) segment.

Through these segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market, and the personal and enterprise computer markets.

The Company's performance is significantly impacted by the levels of residential replacement and remodeling activity, as well as the levels of residential and non-residential new construction. New residential and non-residential construction activity and, to a lesser extent, residential remodeling and replacement activity, are affected by seasonality and cyclical factors such as interest rates, credit availability, inflation, consumer spending, employment levels and other macroeconomic factors, over which the Company has no control.

During the second quarter of 2012, the Company changed the composition of its reporting segments to reflect the Display Mount Solutions segment separately from the Technology Solutions segment due to the Chief Operating Decision Maker's decision to operate the segments separately and manage each as a standalone, reportable segment. As a result, the Company has restated prior period segment disclosures to conform to the new composition.

The RESV segment, formerly known as the Residential Ventilation Products ("RVP") segment, primarily manufactures and sells room and whole house ventilation and other products primarily for the professional remodeling and replacement markets, the residential new construction market and the do-it-yourself ("DIY") market. The principal products sold by this segment include kitchen range hoods, exhaust fans (such as bath fans and fan, heater and light combination units) and indoor air quality products.

The TECH segment, formerly known as the Technology Products segment, manufactures and distributes a broad array of products designed to provide convenience and security for residential and certain commercial applications. The principal product categories sold in this segment include audio/video distribution and control equipment, and security and access control products.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

The DMS segment, which was previously reported as part of the Technology Products segment, manufactures and distributes a broad array of products designed with ergonomic features including wall mounts, desk mounts, arms, carts, workstations, and stands that attach to or support a variety of display devices such as computer monitors, notebook computers, and flat panel displays.

The RHC segment, formerly known as the Residential Air Conditioning and Heating Products ("R-HVAC") segment, manufactures and sells heating, ventilating and air conditioning systems for site-built residential and manufactured housing structures and certain commercial markets. The principal products sold by the segment are split-system and packaged air conditioners and heat pumps, air handlers, furnaces and related equipment.

The CAS segment, formerly known as the Commercial Air Conditioning and Heating Products ("C-HVAC") segment, manufactures and sells heating, ventilating and air conditioning systems for custom-designed commercial applications to meet customer specifications. The principal products sold by the segment are large custom rooftop cooling and heating products.

 Sales of the Company’s kitchen range hoods and exhaust fans within the RESV segment accounted for approximately 11.9% and 9.2%, respectively, of consolidated net sales for 2011, approximately 14.1% and 10.3%, respectively, of consolidated net sales in 2010 and approximately 14.2% and 10.3%, respectively, of consolidated net sales in 2009. Sales of the Company’s commercial air handlers within the CAS segment accounted for approximately 11.4%, 10.9% and 11.9% of consolidated net sales in 2011, 2010 and 2009, respectively. Sales of the Company's digital display mounting and mobility products within the DMS segment accounted for approximately 12.7% of consolidated net sales in 2011 and prior to 2011, did not account for more than 10% of consolidated net sales. No other single product class accounts for 10% or more of consolidated net sales.

The accounting policies of the segments are the same as those described in Note 4, “Summary of Significant Accounting Policies”. The Company evaluates segment performance based on operating earnings before allocations of corporate overhead costs. Intersegment net sales and intersegment eliminations are not material for any of the periods presented. The financial statement impact of all purchase accounting adjustments, including intangible assets amortization and goodwill, are reflected in the applicable operating segment, which are the Company’s reporting units. Unallocated assets consist primarily of cash and cash equivalents, marketable securities, prepaid and deferred income taxes, deferred debt expense and long-term restricted investments and marketable securities.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Net sales and operating earnings (loss) for the Company’s segments and pre-tax (loss) earnings for the Company are presented in the table that follows for the periods presented:

	Successor			Predecessor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -	Jan. 1, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009	Dec. 19, 2009
	(Amounts in millions)
Net sales:
RESV	$591.2	$602.7	$15.1	$567.9
TECH	455.2	396.9	11.4	337.4
DMS	280.6	66.7	1.9	50.1
RHC	378.6	470.5	8.9	417.3
CAS	434.9	362.5	6.7	391.2
Consolidated net sales	$2,140.5	$1,899.3	$44.0	$1,763.9
Operating earnings (loss):
RESV (1)	$32.6	$56.1	$0.7	$53.3
TECH (2)	35.4	10.7	1.2	(255.4)
DMS (3)	22.2	1.4	(0.2)	(19.6)
RHC (4)	1.4	23.6	(0.8)	16.0
CAS (5)	12.0	5.7	(2.0)	41.7
Subtotal	103.6	97.5	(1.1)	(164.0)
Unallocated:
Pre-petition reorganization items	—	—	—	(22.5)
Executive retirement (Note 15)	(8.7)	—	—	—
Loss contingency related to the Company’s indemnification of a lease guarantee	—	—	—	3.9
Unallocated, net (6)	(31.8)	(26.9)	(0.1)	(20.8)
Consolidated operating earnings (loss)	63.1	70.6	(1.2)	(203.4)
Interest expense	(105.6)	(95.7)	(3.6)	(135.6)
Loss from debt retirement	(33.8)	—	—	—
Investment income	0.1	0.1	—	0.2
Loss before gain on reorganization items, net	(76.2)	(25.0)	(4.8)	(338.8)
Gain on reorganization items, net (Note 3)	—	—	—	619.1
(Loss) earnings before (benefit) provision for income taxes	$(76.2)	$(25.0)	$(4.8)	$280.3

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

(1)
In 2011, includes (1) approximately $16.9 million (of which approximately $13.5 million was recorded during the fourth quarter of 2011) of severance and other charges relating to exit and disposal activities and (2) a decrease in product liability expense of approximately $8.2 million (of which approximately $7.9 million occurred in the fourth quarter of 2011) as compared to 2010 as a result of favorable settlement of claims primarily in the fourth quarter of 2011. In 2010, includes a reduction in warranty reserves of approximately $4.1 million due to the Company's change in estimate of expected warranty claims and a charge of approximately $1.9 million related to a product safety upgrade program. In 2009, includes approximately $1.9 million of severance charges related to certain reduction in workforce initiatives.

(2)
In 2011, includes approximately $1.2 million of severance and other charges relating to exit and disposal activities and approximately $4.9 million of additional warranty expense related to a certain customer. In 2010, includes approximately $4.5 million of severance and other charges related to the closure of certain facilities and a gain of approximately $3.0 million related to the reversal of a loss contingency reserve that was previously provided in 2009 related to one of the Company's subsidiaries. In 2009, includes a loss contingency reserve of approximately $3.0 million related to one of the Company's subsidiaries and valuation reserves of approximately $2.8 million related to certain assets of a foreign subsidiary that was shutdown in 2010.

(3)	In 2009, includes a non-cash goodwill impairment charge of approximately $17.3 million.

(4)
In 2011, includes an increase in product liability expense of approximately $1.7 million as compared to 2010 resulting from a reduction in expense from favorable settlement of claims that occurred in 2010.

(5)
In 2011, includes a decrease of approximately $1.0 million in product liability expense as compared to 2010 primarily as a result of the favorable settlement of claims. In 2010, includes a reduction in warranty reserves of approximately $0.7 million due to the Company's change in estimate of expected warranty claims. In 2009, includes approximately $1.1 million of severance charges related to certain reduction in workforce initiatives implemented, approximately $1.3 million of expense related to early lease termination charges, and a gain of approximately $0.6 million related to the sale of assets related to one of the Company's foreign subsidiaries.

(6)
In 2011, includes approximately $0.8 million of CEO transition expenses and approximately $1.4 million of outside consulting fees relating to strategic reviews. In 2010, includes non-cash share-based compensation expense of approximately $2.0 million, a gain of approximately $2.7 million relating to the reversal of a portion of a loss contingency reserve provided in prior periods, and approximately $2.2 million of fees and expenses associated with the acquisition of Ergotron. In 2009, includes a gain of approximately $0.7 million related to the favorable settlement of litigation.

See Note 2, “Reorganization Under Chapter 11", Note 3, “Fresh-Start Accounting”, Note 7, “Income Taxes”, and Note 11, “Commitments and Contingencies”, with respect to certain other income (expense) items affecting segment earnings (loss).

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Depreciation expense, amortization expense and capital expenditures for the Company’s segments are presented in the table that follows for the periods presented:

	Successor			Predecessor
	Jan. 1, 2011 -	Jan. 1, 2010 -	Dec. 20, 2009 -	Jan. 1, 2009 -
	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2009	Dec. 19, 2009
	(Amounts in millions)
Depreciation Expense:
RESV	$13.6	$16.2	$0.6	$13.1
TECH	5.4	5.6	0.2	5.4
DMS	4.0	0.3	—	0.3
RHC	11.6	14.4	0.6	10.0
CAS	6.4	5.8	0.2	5.8
Unallocated	0.2	0.2	—	0.4
Consolidated depreciation expense	$41.2	$42.5	$1.6	$35.0
Amortization expense:
RESV (1)	$15.3	$18.4	$1.4	$7.0
TECH (2)	10.1	17.5	1.5	10.2
DMS (3)	20.2	0.9	0.1	0.1
RHC (4)	1.2	1.7	0.2	0.7
CAS (5)	5.9	10.7	1.4	4.7
Unallocated	—	—	—	—
Consolidated amortization expense	$52.7	$49.2	$4.6	$22.7
Capital Expenditures:
RESV	$4.9	$5.9	$0.1	$5.5
TECH	3.4	3.2	0.1	2.5
DMS	5.1	0.1	—	—
RHC	2.6	3.0	—	1.4
CAS	5.0	7.3	0.3	8.5
Unallocated	0.1	0.3	—	—
Consolidated capital expenditures	$21.1	$19.8	$0.5	$17.9

(1)
Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $1.4 million, $0.9 million and $0.4 million for 2010, the 2009 Successor and 2009 Predecessor Periods, respectively.

(2)
Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $0.2 million, $8.4 million and $1.1 million for 2011, 2010 and the 2009 Successor Period, respectively.

(3)
Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $7.3 million, $0.9 million and $0.1 million for 2011, 2010 and the 2009 Successor Period, respectively.

(4)
Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $0.4 million, $0.8 million, $0.2 million and $0.1 million for 2011, 2010, the 2009 Successor Period and the 2009 Predecessor Period, respectively.

(5)
Includes amortization of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold of approximately $0.7 million and $0.8 million for 2010 and the 2009 Successor Period, respectively.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Segment assets at December 31, 2011 and 2010 for the Company’s reporting segments are presented in the table that follows:

	December 31,
	2011	2010
	(Amounts in millions)
Segment Assets:
RESV	$672.5	$709.3
TECH	323.4	316.4
DMS	424.8	446.5
RHC	168.4	199.7
CAS	218.3	199.6
	1,807.4	1,871.5
Unallocated:
Cash and cash equivalents, including current restricted cash	58.3	57.8
Prepaid income taxes	38.7	16.9
Other assets, including long-term restricted investments and marketable securities	38.0	27.4
Consolidated assets	$1,942.4	$1,973.6

Foreign net sales were approximately 21.6%, 20.0%, 14.0% and 20.1% of consolidated net sales for 2011, 2010, the 2009 Successor Period and the 2009 Predecessor Period, respectively. Foreign net sales are attributed based on the location of the Company’s subsidiary responsible for the sale. Excluding financial instruments and deferred income taxes, foreign long-lived assets were approximately 10.5% and 9.9% of consolidated long-lived assets at December 31, 2011 and 2010, respectively.

The Company operates internationally and is exposed to market risks from changes in foreign exchange rates. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions and limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base and their dispersion across many different geographical regions. These risks are not significantly dissimilar among the Company’s five reporting segments. Accounts receivable from customers related to foreign operations was approximately 26.5% and 29.6% of total accounts receivable at December 31, 2011 and 2010, respectively.

No single customer accounts for 10% or more of consolidated net sales or accounts receivable.

13.	EXIT AND DISPOSAL ACTIVITIES

The Company has initiated various exit and disposal activities including, but not limited to, the following matters.

During 2010, the Company announced the formation of its new audio/visual control company within the TECH segment called The AVC Group, LLC ("The AVC Group"). Upon the formation of The AVC Group, the operations of Niles Audio Corporation, Elan Home Systems, L.L.C. and Xantech LLC were combined to improve the overall operational efficiencies of these companies. In conjunction with the formation of The AVC Group, the Company consolidated and shutdown certain of its facilities and, as a result, recorded net expenses within SG&A of approximately $0.4 million for 2011 consisting of severance and other expenses. During 2010, the Company recorded approximately $2.8 million (of which approximately $2.6 million was recorded within SG&A) of severance and other expenses related to this activity. The Company does not anticipate recording any additional expenses related to severance or other costs associated with this activity.

The Company has also restructured its Imerge Limited ("Imerge"), Aigis Mechtronics, Inc. ("Aigis") and Lite Touch, Inc. ("Lite Touch") facilities within the TECH segment. As a result, during 2011, the Company recorded expenses within SG&A and COGS of approximately $0.6 million and $0.2 million, respectively, related to severance and other costs. During 2010, the Company recorded expenses within SG&A of approximately $1.6 million related to these activities. The Company does not anticipate recording any additional expenses associated with these restructuring activities.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

In 2011, management approved a plan to reduce costs and improve production efficiencies at the Company's subsidiary, Best, including transferring certain operations from Italy to Poland. During 2011, the Company recorded expenses in the RESV segment of approximately $1.3 million and $14.4 million within SG&A and COGS, respectively, related to severance and other costs arising from the implementation of this plan. As the Company continues to restructure Best, it is possible that additional expenses may be incurred, however, at this point the Company does not expect to record any significant additional charges in 2012.

The following table sets forth the restructuring activity discussed above, and other less significant restructuring activity, in the accompanying consolidated statement of operations for 2011:

			Payments
	Balance		and Asset		Balance
	12/31/10	Provision	Write Downs	Other	12/31/11
	(Amounts in millions)
Employee Separation Expenses:
SG&A	$2.0	$2.1	$(3.3)	$(0.3)	$0.5
COGS	0.1	15.0	(3.3)	(0.8)	11.0
Total Employee Separation Expenses	2.1	17.1	(6.6)	(1.1)	11.5

Other Costs and Expenses:
SG&A	0.9	0.8	(1.6)	0.1	0.2
COGS	—	0.1	(0.1)	—	—
Total Other Costs and Expenses	0.9	0.9	(1.7)	0.1	0.2

Total Restructuring Activity:
SG&A	2.9	2.9	(4.9)	(0.2)	0.7
COGS	0.1	15.1	(3.4)	(0.8)	11.0
	$3.0	$18.0	$(8.3)	$(1.0)	$11.7

Employee separation expenses are comprised of severance, vacation, outplacement and retention bonus payments. Other restructuring costs include expenses associated with asset write-downs, terminating other contractual arrangements, costs to prepare facilities for closure, and costs to move equipment and products to other facilities.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

14.	ACCRUED EXPENSES AND TAXES, NET AND OTHER LONG-TERM LIABILITIES

Accrued expenses and taxes, net, included in current liabilities in the accompanying consolidated balance sheet, consist of the following at December 31, 2011 and 2010:

	December 31,
	2011	2010
	(Amounts in millions)
Payroll, pension and employee benefits	$53.7	$50.1
Product liability reserves	7.8	8.6
Worker's compensation reserves	1.4	0.8
Other insurance reserves, including employee health benefit accruals	5.6	5.5
Interest	13.5	10.7
Exit and disposal activities	3.5	3.0
Product warranty	29.2	28.9
Sales and marketing	30.2	32.9
Other, net	64.1	52.7
	$209.0	$193.2

Accrued expenses, included in other long-term liabilities in the accompanying consolidated balance sheet, consist of the following at December 31, 2011 and 2010:

	December 31,
	2011	2010
	(Amounts in millions)
Employee pension retirement benefit obligation	$66.5	$43.9
Product warranty	27.1	27.0
Post retirement health benefit obligations	2.0	6.5
Product liability reserves	58.4	57.8
Worker's compensation reserves	1.4	1.0
Other insurance reserves	4.1	4.1
Exit and disposal activities	8.2	—
Other, net	42.6	33.3
	$210.3	$173.6

15.	RETIREMENT OF RICHARD L. BREADY

On June 30, 2011, the Company announced that Richard L. Bready planned to retire from the positions of Chairman of the Board of Directors, President and Chief Executive Officer of the Company, effective as of July 1, 2011 (the “Retirement Date”). Under the terms of his agreement dated June 30, 2011 (the “Separation Agreement”), and in consideration for the observation by Mr. Bready of certain restrictive covenants for a period of 12 months after the Retirement Date, a release of claims against the Company, a non-disparagement covenant, and his agreement to provide certain consulting and transition services to the Company in connection with his retirement from the Company, Mr. Bready will receive: (i) a severance payment of $5,250,000, payable over 18 months in equal installments; (ii) a lump sum payment of $1,000,000 in lieu of the lifetime health and medical coverage which would have been due under Mr. Bready's existing employment agreement, with a tax gross-up; and (iii) approximately $750,000, payable over 18 months in equal installments in respect of certain perquisites set forth in Mr. Bready's employment agreement. Due to the requirements of Section 409A of the Internal Revenue Code of 1986, and pursuant to Company policy, the cash payments noted above that are due to Mr. Bready in connection with his separation from service will be delayed for a period of six months. Cash payments that are due to Mr. Bready in connection with his separation from service began on January 3, 2012. All unvested equity awards held by Mr. Bready as of the Retirement Date were forfeited, except that half of his stock options that would have vested in 2011 were deemed vested. Mr. Bready's vested stock options will remain exercisable until the earlier of (i) five years from the Retirement Date or (ii) the expiration date of the stock options. As a result, the Company recorded approximately $8.7 million of severance expense within SG&A during 2011 related to the Separation Agreement.

16.	SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The Company operates on a calendar year and for its interim periods operates on a 4-4-5 fiscal calendar, where each fiscal quarter is comprised of two 4-week periods and one 5-week period, with each week ending on a Saturday. The Company’s fiscal year always begins on January 1 and ends on December 31. As a result, the Company’s first and fourth quarters may have more or less days included than a traditional 4-4-5 fiscal calendar, which consists of 91 days.

The table that follows summarizes unaudited quarterly financial data for 2011:

	For the Quarter Ended
	April 2	July 2	October 1	December 31
	(Amounts in millions, except per share data)
2011
Net sales	$488.6	$564.9	$551.8	$535.2
Gross profit	127.0	152.8	142.2	150.7
Selling, general and administrative expense, net	113.2	121.1	117.1	113.4
Depreciation expense	10.3	9.9	10.2	10.8
Amortization expense	19.2	11.0	11.2	11.3
Operating earnings	1.9	20.8	14.0	26.4
Net loss	(21.1)	(31.9)	(2.1)	(0.8)
Net loss per share:
Basic loss per share	$(1.40)	$(2.11)	$(0.14)	$(0.05)
Diluted loss per share	$(1.40)	$(2.11)	$(0.14)	$(0.05)

The table that follows summarizes unaudited quarterly financial data for 2010:

	For the Quarter Ended
	April 3	July 3	October 2	December 31
	(Amounts in millions, except per share data)
2010
Net sales	$430.9	$509.0	$496.6	$462.8
Gross profit	111.0	138.8	135.2	122.5
Selling, general and administrative expense, net	96.3	101.6	100.1	101.9
Depreciation expense	10.5	10.4	10.5	11.1
Amortization expense	20.2	12.4	8.7	7.9
Operating earnings	4.2	27.1	26.7	12.6
Net (loss) earnings	(13.4)	0.3	9.8	(10.1)
Net (loss) earnings per share:
Basic (loss) earnings per share	$(0.89)	$0.02	$0.65	$(0.67)
Diluted (loss) earnings per share	$(0.89)	$0.02	$0.64	$(0.67)

 See Note 7, “Income Taxes”, Note 11, “Commitments and Contingencies”, Note 12, “Segment Information and Concentration of Credit Risk”, and Note 15, "Retirement of Richard L. Bready", as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 7 of Part II, attached as Exhibit 99.5 to this report and incorporated therein by reference, regarding certain other quarterly transactions which impact the operating results in the above tables, including financing activities, new accounting pronouncements, income taxes, acquisitions, sales volume, material costs, rationalization and relocation of manufacturing operations, material procurement strategies and other items.

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

17.	GUARANTOR FINANCIAL STATEMENTS

The Company's 10% Notes and 8.5% Notes are guaranteed by each of the Company's current and future domestic subsidiaries that guarantee the Company's obligations under its senior secured credit facilities (the “Guarantors”). The Guarantors are wholly-owned either directly or indirectly by the Company and jointly and severally guarantee the Company's obligations under the 10% Notes and 8.5% Notes. None of the Company's foreign subsidiaries guarantee the 10% Notes and 8.5% Notes.

Consolidating balance sheets related to Nortek, the Guarantors and non-Guarantor subsidiaries as of December 31, 2011 and December 31, 2010 and the related consolidating statements of operations and cash flows for the years ended December 31, 2011 (Successor) and 2010 (Successor), the period December 20, 2009 to December 31, 2009 (Successor) and the period January 1, 2009 to December 19, 2009 (Predecessor) are reflected below in order to comply with the reporting requirements for guarantor subsidiaries.

Condensed Consolidating Statement of Operations
For the year ended December 31, 2011 (Successor)

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Amounts in millions)

Net Sales	$—	$1,736.9	$693.4	$(289.8)	$2,140.5

Costs and Expenses:
Cost of products sold	—	1,245.5	612.0	(289.7)	1,567.8
Selling, general and administrative expense, net	40.4	335.2	89.2	—	464.8
Amortization of intangible assets	—	42.3	2.5	—	44.8
	40.4	1,623.0	703.7	(289.7)	2,077.4
Operating (loss) earnings	(40.4)	113.9	(10.3)	(0.1)	63.1
Interest expense	(102.6)	(1.9)	(1.1)	—	(105.6)
Loss from debt retirement	(33.8)	—	—	—	(33.8)
Investment income	—	—	0.1	—	0.1
(Loss) income before charges and allocations to subsidiaries and equity in subsidiaries' (loss) earnings before income taxes	(176.8)	112.0	(11.3)	(0.1)	(76.2)
Charges and allocations to subsidiaries and equity in subsidiaries' (loss) earnings before income taxes	100.6	(72.2)	0.3	(28.7)	—
(Loss) earnings before (benefit) provision for income taxes	(76.2)	39.8	(11.0)	(28.8)	(76.2)
(Benefit) provision for income taxes	(20.3)	14.6	6.1	(20.7)	(20.3)
Net (loss) earnings	$(55.9)	$25.2	$(17.1)	$(8.1)	$(55.9)

Comprehensive income (loss)	$(77.5)	$20.3	$(21.6)	$1.3	$(77.5)

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Condensed Consolidating Statement of Operations
For the year ended December 31, 2010 (Successor)

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Amounts in millions)

Net Sales	$—	$1,563.6	$504.5	$(168.8)	$1,899.3

Costs and Expenses:
Cost of products sold	—	1,131.4	429.1	(168.7)	1,391.8
Selling, general and administrative expense, net	26.9	300.9	72.1	—	399.9
Amortization of intangible assets	—	33.7	3.3	—	37.0
	26.9	1,466.0	504.5	(168.7)	1,828.7
Operating (loss) earnings	(26.9)	97.6	—	(0.1)	70.6
Interest expense	(92.2)	(1.9)	(1.6)	—	(95.7)
Investment income	—	—	0.1	—	0.1
(Loss) income before charges and allocations to subsidiaries and equity in subsidiaries' (loss) earnings before income taxes	(119.1)	95.7	(1.5)	(0.1)	(25.0)
Charges and allocations to subsidiaries and equity in subsidiaries' (loss) earnings before income taxes	94.1	(65.1)	(0.4)	(28.6)	—
(Loss) earnings before (benefit) provision for income taxes	(25.0)	30.6	(1.9)	(28.7)	(25.0)
(Benefit) provision for income taxes	(11.6)	8.2	6.5	(14.7)	(11.6)
Net (loss) earnings	$(13.4)	$22.4	$(8.4)	$(14.0)	$(13.4)

Comprehensive income (loss)	$(14.1)	$21.7	$(7.7)	$(14.0)	$(14.1)

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Condensed Consolidating Statement of Operations
For the period December 20, 2009 to December 31, 2009 (Successor)

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Amounts in millions)

Net Sales	$—	$38.5	$10.3	$(4.8)	$44.0

Costs and Expenses:
Cost of products sold	—	29.5	10.3	(4.6)	35.2
Selling, general and administrative expense, net	—	7.3	1.2	—	8.5
Amortization of intangible assets	—	1.4	0.1	—	1.5
	—	38.2	11.6	(4.6)	45.2
Operating earnings (loss)	—	0.3	(1.3)	(0.2)	(1.2)
Interest expense	(3.5)	—	(0.1)	—	(3.6)
(Loss) income before charges and allocations to subsidiaries and equity in subsidiaries' (loss) earnings before income taxes	(3.5)	0.3	(1.4)	(0.2)	(4.8)
Charges and allocations to subsidiaries and equity in subsidiaries' (loss) earnings before income taxes	(1.3)	(1.8)	0.1	3.0	—
(Loss) earnings before (benefit) provision for income taxes	(4.8)	(1.5)	(1.3)	2.8	(4.8)
(Benefit) provision for income taxes	(1.4)	(0.6)	0.1	0.5	(1.4)
Net (loss) earnings	$(3.4)	$(0.9)	$(1.4)	$2.3	$(3.4)

Comprehensive income (loss)	$(1.9)	$(0.8)	$(0.3)	$1.1	$(1.9)

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Condensed Consolidating Statement of Operations
For the period January 1, 2009 to December 19, 2009 (Predecessor)

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Amounts in millions)

Net Sales	$—	$1,453.2	$431.4	$(120.7)	$1,763.9

Costs and Expenses:
Cost of products sold	—	1,037.6	348.9	(120.5)	1,266.0
Selling, general and administrative expense, net	17.2	282.4	73.0	—	372.6
Pre-petition reorganization items	22.5	—	—	—	22.5
Goodwill impairment charge	—	284.0	—	—	284.0
Amortization of intangible assets	—	19.2	3.0	—	22.2
	39.7	1,623.2	424.9	(120.5)	1,967.3
Operating (loss) earnings	(39.7)	(170.0)	6.5	(0.2)	(203.4)
Interest expense	(132.2)	(1.5)	(1.9)	—	(135.6)
Investment income	0.1	—	0.1	—	0.2
(Loss) income before gain on reorganization items, net and charges and allocations to subsidiaries and equity in subsidiaries' (loss) earnings before income taxes	(171.8)	(171.5)	4.7	(0.2)	(338.8)
Gain on reorganization items, net	470.4	109.7	39.0	—	619.1
Income (loss) before charges and allocations to subsidiaries and equity in subsidiaries' earnings (loss) before income taxes	298.6	(61.8)	43.7	(0.2)	280.3
Charges and allocations to subsidiaries and equity in subsidiaries' earnings (loss) before income taxes	(18.3)	(22.3)	(0.1)	40.7	—
Earnings (loss) before provision (benefit) for income taxes	280.3	(84.1)	43.6	40.5	280.3
Provision (benefit) for income taxes	85.0	94.0	25.0	(119.0)	85.0
Net earnings (loss)	$195.3	$(178.1)	$18.6	$159.5	$195.3

Comprehensive income (loss)	$208.1	$(177.2)	$27.9	$149.3	$208.1

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Condensed Consolidating Balance Sheet as of December 31, 2011

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Amounts in millions)
ASSETS:
Current Assets:
Unrestricted cash and cash equivalents	$17.8	$9.3	$31.1	$—	$58.2
Restricted cash	—	—	0.1	—	0.1
Accounts receivable, less allowances	—	206.8	67.1	—	273.9
Intercompany receivables (payables)	0.7	(23.9)	23.2	—	—
Inventories, net	—	231.6	76.7	(4.1)	304.2
Prepaid expenses	5.5	11.8	4.7	—	22.0
Other current assets	0.1	15.1	9.0	(0.6)	23.6
Prepaid income taxes	17.0	19.7	2.0	—	38.7
Total current assets	41.1	470.4	213.9	(4.7)	720.7

Property and Equipment, at Cost:
Total property and equipment, net	0.5	140.0	70.7	—	211.2

Other Long-term Assets:
Investment in subsidiaries and long-term receivable from (to) subsidiaries	1,192.1	168.8	(41.5)	(1,319.4)	—
Goodwill	—	293.1	15.0	—	308.1
Intangible assets, less accumulated amortization	—	621.9	37.3	—	659.2
Other assets	25.1	17.5	0.6	—	43.2
Total other long-term assets	1,217.2	1,101.3	11.4	(1,319.4)	1,010.5
Total Assets	$1,258.8	$1,711.7	$296.0	$(1,324.1)	$1,942.4

LIABILITIES AND STOCKHOLDERS' INVESTMENT (DEFICIT):
Current Liabilities:
Notes payable and other short-term obligations	$—	$—	$1.3	$—	$1.3
Current maturities of long-term debt	28.5	2.0	1.6	—	32.1
Accounts payable	2.1	72.6	86.1	—	160.8
Accrued expenses and taxes, net	36.2	133.2	39.6	—	209.0
Total current liabilities	66.8	207.8	128.6	—	403.2

Other Liabilities:
Deferred income taxes	(21.6)	148.5	12.3	(1.8)	137.4
Other long-term liabilities	53.7	122.4	34.2	—	210.3
	32.1	270.9	46.5	(1.8)	347.7

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	1,079.5	14.6	17.0	—	1,111.1

Stockholders' investment (deficit)	80.4	1,218.4	103.9	(1,322.3)	80.4
Total Liabilities and Stockholders' Investment (Deficit)	$1,258.8	$1,711.7	$296.0	$(1,324.1)	$1,942.4

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Condensed Consolidating Balance Sheet as of December 31, 2010

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Amounts in millions)
ASSETS:
Current Assets:
Unrestricted cash and cash equivalents	$16.0	$21.3	$20.4	$—	$57.7
Restricted cash	—	—	0.1	—	0.1
Accounts receivable, less allowances	—	203.6	77.2	—	280.8
Intercompany receivables (payables)	1.4	(27.4)	26.0	—	—
Inventories, net	—	241.1	75.9	(3.5)	313.5
Prepaid expenses	2.4	9.0	4.5	—	15.9
Other current assets	6.3	18.7	8.2	(0.9)	32.3
Prepaid income taxes	6.1	9.1	1.7	—	16.9
Total current assets	32.2	475.4	214.0	(4.4)	717.2

Property and Equipment, at Cost:
Total property and equipment, net	0.6	157.1	77.8	—	235.5

Other Long-term Assets:
Investment in subsidiaries and long-term receivable from (to) subsidiaries	1,236.6	131.5	(18.3)	(1,349.8)	—
Goodwill	—	282.6	12.0	—	294.6
Intangible assets, less accumulated amortization	—	663.6	31.4	—	695.0
Other assets	16.3	14.2	0.8	—	31.3
Total other long-term assets	1,252.9	1,091.9	25.9	(1,349.8)	1,020.9
Total Assets	$1,285.7	$1,724.4	$317.7	$(1,354.2)	$1,973.6

LIABILITIES AND STOCKHOLDERS' INVESTMENT (DEFICIT):
Current Liabilities:
Notes payable and other short-term obligations	$—	$—	$8.6	$—	$8.6
Current maturities of long-term debt	—	5.0	2.7	—	7.7
Long-term debt	—	—	1.5	—	1.5
Accounts payable	4.0	83.9	87.8	—	175.7
Accrued expenses and taxes, net	19.3	123.9	50.0	—	193.2
Total current liabilities	23.3	212.8	150.6	—	386.7

Other Liabilities:
Deferred income taxes	(12.8)	153.5	13.7	(1.7)	152.7
Other long-term liabilities	38.0	116.2	19.4	—	173.6
	25.2	269.7	33.1	(1.7)	326.3

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	1,078.4	13.2	10.2	—	1,101.8

Stockholders' investment (deficit)	158.8	1,228.7	123.8	(1,352.5)	158.8
Total Liabilities and Stockholders' Investment (Deficit)	$1,285.7	$1,724.4	$317.7	$(1,354.2)	$1,973.6

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Condensed Consolidating Cash Flow Statement
For the Year Ended December 31, 2011 (Successor)

		Guarantor	Non-Guarantor	Nortek
	Parent	Subsidiaries	Subsidiaries	Consolidated
	(Amounts in millions)

Cash Flows from operating activities:
Net cash (used in) provided by operating activities	$(121.6)	$185.5	$17.0	$80.9
Cash Flows from investing activities:
Capital expenditures	(0.1)	(14.8)	(6.2)	(21.1)
Net cash paid for businesses acquired	(5.8)	(25.1)	—	(30.9)
Investment in joint venture	—	(5.3)	—	(5.3)
Proceeds from the sale of property and equipment	0.7	0.5	0.1	1.3
Change in restricted cash and investments	—	0.2	—	0.2
Other, net	—	—	0.1	0.1
Net cash used in investing activities	(5.2)	(44.5)	(6.0)	(55.7)

Cash Flows from financing activities:
Increase in borrowings	50.0	5.3	27.5	82.8
Payment of borrowings	(102.6)	(6.9)	(30.8)	(140.3)
Sale of the 8.5% Senior Notes due 2021	500.0	—	—	500.0
Net proceeds from borrowings under the Term Loan Facility	348.2	—	—	348.2
Redemption of the 11% Senior Secured Notes due 2013	(753.3)	—	—	(753.3)
Fees paid in connection with debt facilities	(59.6)	—	—	(59.6)
Payment of minimum withholding taxes in connection with vesting of restricted stock	(2.7)	—	—	(2.7)
Intercompany capital contributions	(3.0)	2.7	0.3	—
Long-term intercompany advances and loans	151.5	(154.2)	2.7	—
Other, net	0.1	0.1	—	0.2
Net cash provided by (used in) financing activities	128.6	(153.0)	(0.3)	(24.7)
Net change in unrestricted cash and cash equivalents	1.8	(12.0)	10.7	0.5
Unrestricted cash and cash equivalents at the beginning of the period	16.0	21.3	20.4	57.7
Unrestricted cash and cash equivalents at the end of the period	$17.8	$9.3	$31.1	$58.2

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Condensed Consolidating Cash Flow Statement
For the Year Ended December 31, 2010 (Successor)

		Guarantor	Non-Guarantor	Nortek
	Parent	Subsidiaries	Subsidiaries	Consolidated
	(Amounts in millions)

Cash Flows from operating activities:
Net cash (used in) provided by operating activities	$(145.7)	$177.7	$14.9	$46.9
Cash Flows from investing activities:
Capital expenditures	(0.3)	(13.4)	(6.1)	(19.8)
Net cash paid for businesses acquired	(76.1)	(209.1)	—	(285.2)
Proceeds from the sale of property and equipment	—	—	0.4	0.4
Change in restricted cash and investments	0.1	0.7	0.4	1.2
Intercompany dividend paid by (received from) subsidiaries	10.8	4.2	(15.0)	—
Other, net	0.1	(0.2)	0.1	—
Net cash used in investing activities	(65.4)	(217.8)	(20.2)	(303.4)

Cash Flows from financing activities:
Increase in borrowings	90.1	—	43.0	133.1
Payment of borrowings	(95.0)	(2.2)	(51.9)	(149.1)
Net proceeds from the sale of the 10% Senior Unsecured Notes due 2018	250.0	—	—	250.0
Fees paid in connection with debt facilities	(9.5)	—	—	(9.5)
Long-term intercompany advance	(52.1)	52.1	—	—
Other, net	—	0.1	—	0.1
Net cash provided by (used in) financing activities	183.5	50.0	(8.9)	224.6
Net change in unrestricted cash and cash equivalents	(27.6)	9.9	(14.2)	(31.9)
Unrestricted cash and cash equivalents at the beginning of the period	43.6	11.4	34.6	89.6
Unrestricted cash and cash equivalents at the end of the period	$16.0	$21.3	$20.4	$57.7

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Condensed Consolidating Cash Flow Statement
For the period December 20, 2009 to December 31, 2009 (Successor)

		Guarantor	Non-Guarantor	Nortek
	Parent	Subsidiaries	Subsidiaries	Consolidated
	(Amounts in millions)

Cash Flows from operating activities:
Net cash (used in) provided by operating activities	$(1.6)	$4.0	$4.4	$6.8
Cash Flows from investing activities:
Capital expenditures	—	(0.3)	(0.2)	(0.5)
Change in restricted cash and investments	0.6	—	—	0.6
Other, net	0.1	(0.1)	(0.2)	(0.2)
Net cash provided by (used in) investing activities	0.7	(0.4)	(0.4)	(0.1)

Cash Flows from financing activities:
Increase in borrowings	—	—	0.3	0.3
Payment of borrowings	—	—	(4.1)	(4.1)
Long-term intercompany advance	7.0	(7.0)	—	—
Net cash provided by (used in) financing activities	7.0	(7.0)	(3.8)	(3.8)
Net change in unrestricted cash and cash equivalents	6.1	(3.4)	0.2	2.9
Unrestricted cash and cash equivalents at the beginning of the period	37.5	14.8	34.4	86.7
Unrestricted cash and cash equivalents at the end of the period	$43.6	$11.4	$34.6	$89.6

NORTEK, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2011

Condensed Consolidating Cash Flow Statement
For the period January 1, 2009 to December 19, 2009 (Predecessor)

		Guarantor	Non-Guarantor	Nortek
	Parent	Subsidiaries	Subsidiaries	Consolidated
	(Amounts in millions)

Cash Flows from operating activities:
Net cash (used in) provided by operating activities	$(183.1)	$175.6	$28.9	$21.4
Cash Flows from investing activities:
Capital expenditures	—	(11.3)	(6.6)	(17.9)
Net cash paid for businesses acquired	—	(14.1)	—	(14.1)
Proceeds from the sale of property and equipment	1.3	0.7	0.2	2.2
Change in restricted cash and investments	(0.7)	—	(0.5)	(1.2)
Other, net	(0.2)	(0.9)	(1.8)	(2.9)
Net cash provided by (used in) investing activities	0.4	(25.6)	(8.7)	(33.9)

Cash Flows from financing activities:
Increase in borrowings	20.0	—	44.7	64.7
Payment of borrowings	(75.0)	(7.7)	(61.1)	(143.8)
Fees paid in connection with debt facilities	(4.1)	—	—	(4.1)
Long-term intercompany advance	135.2	(135.2)	—	—
Other, net	—	0.2	—	0.2
Net cash provided by (used in) financing activities	76.1	(142.7)	(16.4)	(83.0)
Net change in unrestricted cash and cash equivalents	(106.6)	7.3	3.8	(95.5)
Unrestricted cash and cash equivalents at the beginning of the period	144.1	7.5	30.6	182.2
Unrestricted cash and cash equivalents at the end of the period	$37.5	$14.8	$34.4	$86.7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Nortek, Inc.:

We have audited the accompanying consolidated balance sheets of Nortek, Inc. (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), stockholders' investment (deficit), and cash flows for the years ended December 31, 2011 (Successor) and 2010 (Successor), the period December 20, 2009 to December 31, 2009 (Successor) and the period January 1, 2009 to December 19, 2009 (Predecessor). Our audits also included the financial statement schedule listed in the Index in Item 15(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nortek, Inc. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for the years ended December 31, 2011 (Successor) and 2010 (Successor), the period December 20, 2009 to December 31, 2009 (Successor) and the period January 1, 2009 to December 19, 2009 (Predecessor), in conformity with US generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 2 and 3 to the consolidated financial statements, on December 4, 2009, the Bankruptcy Court entered an order confirming the plan of reorganization, which became effective on December 17, 2009. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification 852-10, Reorganizations, for the Successor as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods as described in Notes 2 and 3.

As described in Note 4 and Note 12 to the consolidated financial statements, the accompanying consolidated financial statements and financial statement schedule have been retroactively adjusted, as applicable, for the update in segment structure and the change in method of presenting comprehensive income (loss).

/s/ Ernst & Young LLP

Boston, Massachusetts
March 29, 2012, except for Note 4 and Note 12, as to which the date is October 15, 2012

NORTEK, INC.  AND SUBSIDIARIES

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS

Classification	Balance at Beginning of Year	Charged to Cost and Expense	Charged to Other Accounts		Deduction from Reserves		Balance at End of Year
	(Amounts in millions)
For the period from January 1, 2009 to December 19, 2009 - Predecessor
Allowance for doubtful accounts and sales allowances	$14.5	$4.2	$(15.4)	(a)	$(3.3)	(b)	$—
For the period from December 20, 2009 to December 31, 2009 - Successor
Allowance for doubtful accounts and sales allowances	$—	$—	$—	(a)	$—	(b)	$—
For the year-ended December 31, 2010 - Successor
Allowance for doubtful accounts and sales allowances	$—	$5.5	$0.6	(a)	$(1.2)	(b)	$4.9
For the year-ended December 31, 2011 - Successor
Allowance for doubtful accounts and sales allowances	$4.9	2.2	(0.5)	(a)	(1.4)	(b)	$5.2

(a)
Other, including the effect of changes in foreign currency exchange rates. For the 2009 Predecessor Period, includes approximately $(13.0) million of fresh-start accounting adjustments. See Note 3, “Fresh-Start Accounting”, to the consolidated financial statements included elsewhere in this report.

(b)	Amounts written off, net of recoveries.

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